Exhibit 2.1

CONFIDENTIAL TREATMENT

DATED 21 MAY 2012

SEACHANGE INTERNATIONAL, INC. (1)

and

AVAIL MEDIA, INC. (2)

Share Purchase Agreement

relating to the sale and purchase of the entire issued share capital of
On Demand Group Limited

265 Strand
London WC2R 1BH
Tel: +44 (0)20 7067 2000
Fax: +44 (0)20 7067 2222

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Table of Contents

(continued)

Page

Schedule 8 : Particulars of Premises	91

Schedule 9 : Locked Box Statement	92

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This Agreement is dated 21 May 2012 and made

Between:

(1)	SEACHANGE INTERNATIONAL, INC., (the “Vendor”), registered in Delaware with file number 2343307 and having its principal place of business at 50 Nagog Park, Acton, Massachusetts 01720, USA; and

(2)	AVAIL MEDIA, INC., (the “Purchaser”), registered in Delaware with file number 562601316 and having its principal place of business at 1881 Campus Commons Drive, Suite 101, Reston VA 20191, USA.

Background:

The Vendor wishes to sell and the Purchaser wishes to buy the entire issued share capital of On Demand Group Limited on the terms of this Agreement.

THE PARTIES AGREE THAT:

1.	Interpretation

Schedule 1 shall have effect.

2.	Sale of Shares

Sale and purchase

Subject to the terms of this Agreement, on Completion the Vendor shall sell with the Title Covenants, free from all Encumbrances and any other third party rights of any other nature and together with all rights now and in the future attaching to them, the Sale Shares, and the Purchaser shall purchase all such Sale Shares, together comprising the entire issued share capital of the Company.

No sale of part only

Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3.	Price

Aggregate price

The aggregate price for the Sale Shares shall be the Payment on Account plus the Retention plus the Special Retention (if clause 16.2(B) applies) plus the amount of any Positive Adjustment or (as the case may be) less the amount of any Negative Adjustment, subject to any adjustment in accordance with clause 5.1, clauses 17 to 19 (inclusive) and the Tax Deed.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Completion payments

At Completion, the Purchaser shall pay:

(A)	the Payment on Account to the Vendor’s Account;

(B)	the Retention into the Retention Account; and

(C)	the Special Retention into the Special Retention Account.

In addition the Purchaser acknowledges that, in accordance with paragraph 2(B) of Schedule 4, it is required to procure that On Demand Management Limited pays the First Vendor Debt Balance Payment at Completion.

Adjustment

On the Adjustment Release Date:

(D)	if there is a Positive Adjustment in excess of US$50,000, the Purchaser shall pay to the Vendor’s Account a cash amount equal to the Positive Adjustment. For the avoidance of doubt, the full amount of such Positive Adjustment (and not just the amount in excess of US$50,000) shall be payable;

(E)	if there is a Negative Adjustment in excess of US$50,000, which is greater than the aggregate of the Second Vendor Debt Balance and the amount standing to the credit of the Retention Account, the Second Vendor Debt Balance shall be applied by way of set off and the amount standing to the credit of the Retention Account shall be released to the Purchaser’s Solicitors and the Vendor shall, in addition, pay to the Purchaser’s Solicitors a cash amount equal to the amount by which the Negative Adjustment exceeds the aggregate of the Second Vendor Debt Balance and the amount released from the Retention Account. For the avoidance of doubt, the full amount of such Negative Adjustment (and not just the amount in excess of US$50,000) shall be payable;

(F)	if there is a Negative Adjustment in excess of US$50,000 which is less than the aggregate of the Second Vendor Debt Balance and the amount standing to the credit of the of the Retention Account, an amount equal to the Negative Adjustment shall be applied by way of set off first against the Second Vendor Debt Balance and, if not satisfied in full by way of set off against the Second Vendor Debt Balance, the balance of the Negative Adjustment shall be released from the Retention Account to the Purchaser’s Solicitors. Any balance of the Second Vendor Debt Balance shall be paid in accordance with clause 3.11 and any balance of the funds in the Retention Account shall be held pending the Retention Release Date to be released in accordance with clause 15 (and, for the avoidance of doubt, subject to clauses 15.5(A) to 15.5(E) (inclusive)). For the avoidance of doubt, the full amount of such Negative Adjustment (and not just the amount in excess of US$50,000) shall be payable; or

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(G)	if the Locked Box Working Capital is equal to the Target Working Capital and the Locked Box Net Cash is equal to the Target Net Cash, the Second Vendor Debt Balance shall be paid in accordance with clause 3.11 and the Retention shall be held in the Retention Account pending the Retention Release Date to be released in accordance with clause 15 (and, for the avoidance of doubt, subject to clauses 15.5(A) to 15.5(E) (inclusive)).

For the avoidance of doubt, no payment shall be made in respect of a Positive Adjustment or a Negative Adjustment of US$50,000 or less.

Preparation of draft Locked Box Statement

As soon as practicable following Completion but in any event within 30 Business Days after the Completion Date, the Purchaser shall procure the preparation of a draft Locked Box Statement on the basis, of and in accordance with, the requirements, accounting policies and accounting methods set out in Parts II and III of Schedule 9, and in the same (or substantially the same) format as the Pro-forma Locked Box Statement.

Review of draft Locked Box Statement

When the draft Locked Box Statement has been prepared, the Purchaser shall forthwith deliver a copy thereof to the Vendor. The Vendor and its accountants shall then have a period of 20 Business Days after the date on which the Purchaser delivered the draft Locked Box Statement to the Vendor (the “Review Period”) within which to review the draft Locked Box Statement. The Vendor shall, before the expiry of the Review Period, either:

(H)	confirm in writing to the Purchaser that it agrees with the draft Locked Box Statement; or

(I)	give notice in writing to the Purchaser explaining, in reasonable detail, why it is unable so to agree with the draft Locked Box Statement and setting out details of any proposed amendments to the draft Locked Box Statement (if any).

Deemed acceptance of draft Locked Box Statement

If the Vendor fails so to confirm or to give notice in accordance with clause 3.5, the draft Locked Box Statement shall, upon expiry of the Review Period, be deemed to have been finally accepted and agreed by the parties.

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Dispute resolution

If the Vendor serves a notice in accordance with clause 3.5(B) the parties shall endeavour to resolve all matters in dispute as soon as practicable. If they fail to resolve such matters within 20 Business Days after the date on which the Purchaser received such notice from the Vendor (or such longer period as the parties shall agree) (the “Resolution Period”), either party may refer any matter in dispute to an independent chartered accountant (the “Expert”) for a resolution. The identity of such accountant shall be agreed between the parties and he shall be appointed within 10 Business Days after the expiry of the Resolution Period (the “Appointment Period”). If the parties fail to make such appointment within the Appointment Period, the appointment shall be made by the President for the time being of the Institute of Chartered Accountants in England and Wales (in which case, such independent chartered accountant shall be a partner at one of KPMG LLP or Deloitte LLP) within five Business Days after the expiry of the Appointment Period, on the application of either party. Such accountant shall be instructed to determine the dispute in accordance with the provisions of this clause 3 and to make such determination as soon as practicable and in any event within 30 Business Days of his being instructed or such longer period as he shall, in his discretion, reasonably require. In making such determination, the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties. The costs of the Expert shall be borne by the parties in such proportions as he may direct or, in the absence of any such direction, as to one half by the Purchaser and as to the other half by the Vendor.

The Expert’s appointment

The following provisions shall apply once the Expert has been appointed:

(J)	the parties agree that they will promptly provide the Expert with all information in their respective possession or control which the Expert shall reasonably require;

(K)	the Expert shall determine his own procedure but shall:

(1)	give the Vendor and the Purchaser a reasonable opportunity to make written and oral representations to him;

(2)	require that the Vendor and the Purchaser shall supply each other with copies of their written representations at the same time as they are submitted to the Expert and to respond in writing to any such written representations; and

(3)	permit the Vendor and the Purchaser to be present when the other of them is making oral submissions to the Expert and to make oral submissions in reply; and

(L)	the Expert may, if he reasonably considers it necessary to reach his determination, instruct valuers, solicitors and other professional advisers.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Provision of information

The Vendor and its accountants shall be entitled to examine such of the Purchaser’s working papers as are needed to understand the derivation of the figures included in the draft Locked Box Statement for the purposes of their review under clause 3.5, and the Purchaser shall use reasonable endeavours to procure that there are made available to the Vendor and its accountants any such working papers of the Purchaser’s accountants, subject in each case to the Vendor complying with any reasonable hold harmless or similar requirements of the Purchaser or its accountants in connection with the release of such working papers to the Vendor. Subject thereto, the parties agree that they will promptly provide each other and their respective advisers with all information in their respective possession or control relating to the operations of the Group as may be relevant for the purposes of the Locked Box Statement, and with co-operation and assistance as may reasonably be required to facilitate the production, review and agreement of the Locked Box Statement. The Purchaser undertakes to procure that there is made available such reasonable services (at reasonable times and on reasonable notice) of such employees of the Group as are necessary in order to provide the information referred to above, provided that such employees shall not be obliged to provide any additional analysis or create new information in addition to the above mentioned information and shall only be required to provide existing information in the form in which it already exists.

Vendor Debt Balance

On the Adjustment Release Date:

(M)	the Purchaser will procure that any Vendor Debt Balance which is shown as at the Locked Box Date in the Locked Box Statement as being greater than the Target Vendor Debt Balance is repaid to the Vendor’s Group (in recognition that the First Vendor Debt Balance Payment and the Second Vendor Debt Balance Payment together do not satisfy the Vendor Debt Balance) and such shortfall amount shall be taken into account in the Locked Box Statement to reduce the Locked Box Net Cash;

(N)	the Vendor will procure that any Vendor Debt Balance which is shown as at the Locked Box Date in the Locked Box Statement as being less than the Target Vendor Debt Balance shall be repaid to the Company (in recognition that the First Vendor Debt Balance Payment and the Second Vendor Debt Balance Payment are, in aggregate, more than needed to satisfy the Vendor Debt Balance) and such excess amount shall be taken into account in the Locked Box Statement to increase the Locked Box Net Cash.

Second Vendor Debt Balance Payment

On or before the first anniversary of Completion, the Purchaser shall procure that On Demand Management Limited pays (or if On Demand Management Limited is unable so to pay, the Purchaser shall pay) the Second Vendor Debt Balance Payment (which for the avoidance of doubt will be equal to the Second Vendor Debt Balance less any amounts by way of set-off against such balance pursuant to clause 15) to the Vendor’s Account.

Payments

All cash sums payable under this clause 3 shall be paid by telegraphic transfer:

(O)	in the case of sums payable to the Vendor, to the account of the Vendor at:

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(P)	in the case of sums payable to the Purchaser, to the account of the Purchaser’s Solicitors at:

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4.	Completion

Date and place of Completion

Completion shall take place at the offices of the Vendor’s Solicitors immediately after the exchange of this Agreement.

Obligations on Completion

On Completion the parties shall have and shall each perform the obligations set out in relation to each of them in Schedule 4.

Insurances

The Vendor shall be entitled to cancel all insurances of the Company and the Subsidiaries which also cover companies within the Vendor’s Group and which are written on a claims made basis, with effect from Completion. Any insurances of the Company and the Subsidiaries which also cover companies within the Vendor’s Group and which are written on an occurrence basis shall be maintained for the benefit of the Company and the Subsidiaries in respect of the period up to Completion.

5.	Warranties

Giving of Warranties

Subject to the provisions of this Agreement and in particular the exclusions and limitations in Schedule 7, the Vendor hereby warrants to the Purchaser in the terms of the Warranties. Any sum payable by the Vendor to the Purchaser pursuant to the terms of this Agreement or the Tax Deed shall, to the greatest extent permitted by law, be treated as a reduction in the Price.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Disclosure

The Warranties are given subject to the facts and matters disclosed in or by the Disclosure Letter and the Purchaser shall accordingly have no claim in respect of any of the Warranties in relation to any fact or matter so disclosed. For this purpose, and for all purposes under this Agreement the expression “disclosed” means fairly disclosed (in the absence of any fraud, dishonesty or deliberate misstatement on the part of the Vendor or the Group or any of their respective agents, officers or employees) in such a manner and in such detail as to permit the Purchaser to make a reasonably informed assessment of the matter concerned.

Scope of Warranties

The Vendor and the Purchaser agree that each Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty, provided that the Purchaser acknowledges and agrees that, except as regards the Warranties at paragraphs 7 (Litigation), 9 (Accounts) and 10.3 (Effect of Sale) of Schedule 5 and the Warranties in Schedule 6 (together, the “Non-Ringfenced Warranties”) (the scope of which shall not be limited by this clause), the Vendor does not give any warranty:

(A)	in respect of the Premises save for the Non-Ringfenced Warranties and the Warranties in paragraph 11.4 of Schedule 5, and each of the other Warranties shall be deemed not to be given in respect of the Premises;

(B)	in respect of Intellectual Property and IT Systems (each as defined in Schedule 5) and all matters pertaining thereto (including Licensed IP and other IP Agreements and any disputes) save for the Non-Ringfenced Warranties and the Warranties in paragraph 11.3(A) to 11.3(U) (inclusive) of Schedule 5, and each of the other Warranties shall be deemed not to be given in respect thereof;

(C)	in respect of employment matters, save for the Non-Ringfenced Warranties and the Warranties contained in paragraphs 14.1 to 14.17 inclusive of Schedule 5, and each of the other Warranties shall be deemed not to be given in respect of employment matters;

(D)	in respect of pension schemes, retirement or superannuation benefits or any related claims, liabilities or other matters save for the Non-Ringfenced Warranties and the Warranties contained in paragraph 14.18 of Schedule 5, and each of the other Warranties shall be deemed not to be given in respect of such matters.

Warranties given on the date of this Agreement and for all members of the Group

(E)	The Warranties are given on the date of this Agreement. The Warranties shall continue in full force and effect notwithstanding Completion.

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(F)	Each Warranty which is expressed to be given in relation to the Company shall also be deemed to be given in relation to each of the other members of the Group as if it had been repeated with respect to each such member naming it in place of the Company throughout.

Purchaser’s remedies

(G)	The Purchaser acknowledges that it has not been induced to enter into this Agreement by, and it does not in connection with this Agreement or its subject matter rely on, any representation, warranty, promise or assurance by the Vendor or any other person save for those contained in this Agreement and the Tax Deed.

(H)	Subject to clause 5.5(E) the Purchaser shall have no right to rescind or terminate this Agreement and the only remedy of the Purchaser shall be damages for the breach of this Agreement and such other remedies as are available under the Tax Deed.

(I)	The Purchaser confirms to the Vendor that, save to the extent that it is disclosed in the Disclosure Letter, the Purchaser is not actually aware of any facts, matters, events or circumstances which, to the Purchaser’s actual knowledge constitute a breach of Warranty as at the date of this Agreement. For this purpose, the Purchaser shall be deemed only to have actual knowledge of anything of which Tom Collins, Bill Arendt, Adam Salassi, Ramu Potarazu, Mike Kalten or Amit Saluja is actually aware.

(J)	The exclusions and limitations in Schedule 7 shall apply to all claims under the Warranties, other than claims in respect of the Title and Capacity Warranties (except where expressly stated to the contrary).

(K)	Nothing in this Agreement shall exclude or affect any right or remedy available to the Purchaser in respect of any fraud, dishonesty or deliberate misstatement or deliberate concealment on the part of the Vendor or the Group or any of their respective agents, officers or employees.

Payment from Retention Account

In accordance with clause 15, any payment for which the Vendor is liable pursuant to this clause 5 may be satisfied from the Retention Account. Subject always to the limitations in Schedule 7, to the extent that the amount available in the Retention Account (and not allocated to any Agreed Claim or Unagreed Claim which was notified to the Vendor prior to the notification of the relevant claim under this clause 5 giving rise to the payment) is insufficient for the satisfaction of the relevant claim, the Vendor shall remain liable to the Purchaser for such excess.

Waiver of claims by Vendor

The Vendor agrees with the Purchaser:

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(L)	that the giving by any Group Company and/or any of their respective officers, employees, agents or advisers (past or present) to the Vendor or its agents or advisers (past or present) of any information or opinion in connection with the Warranties, the Tax Deed or the Disclosure Letter or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of this Agreement, the Tax Deed or the Disclosure Letter shall not be deemed to be a representation, warranty or guarantee to the Vendor of the accuracy of such information or opinion;

(M)	save in the case of fraud, dishonesty or deliberate misstatement, to waive any right or claim which it may have against any Group Company and/or any of their respective officers, employees, agents or advisers for any error, omission or misrepresentation in any such information or opinion referred to in paragraph (A); and

(N)	that any such right or claim referred to in paragraph (B) shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement (including the Warranties) or the Tax Deed.

Warranties by Purchaser

The Purchaser warrants to the Vendor as follows:

(O)	the Purchaser is validly incorporated, in existence and duly registered under the laws of the jurisdiction of its incorporation;

(P)	the Purchaser has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to herein to which it is or has agreed to become a party (the “Purchaser Documents”); and

(Q)	this Agreement constitutes and the Purchaser Documents will, when executed and delivered, constitute binding obligations of the Purchaser in accordance with their respective terms.

Waiver of claims by Purchaser

(R)	The Purchaser agrees that it has no rights against and shall not make any claim against any member of the Vendor’s Group (other than the Vendor) or (save in the case of fraud, dishonesty or deliberate misstatement) any present, past or future employee, director, agent or officer of any member of the Vendor’s Group (the “Vendor Third Parties”) in connection with this Agreement or its subject matter. For the avoidance of doubt, this does not affect the Purchaser’s right to claim against the Vendor under this Agreement or the Tax Deed.

(S)	The rights of the Vendor Third Parties under this clause 5.9 are intended to be enforceable by them under the Contracts (Rights of Third Parties) Act 1999. The rights of the Vendor Third Parties under this clause 5.9 are not assignable and are subject to clauses 13 and 14 and the parties to this Agreement may vary this Agreement without the consent of any of the Vendor Third Parties.

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6.	No Leakage

No Leakage Covenant

The Vendor covenants to the Purchaser that:

(A)	in the period since the Locked Box Date up to and including the Completion Date it has not received or benefited from any amount of Leakage; and

(B)	it has not consented to or voted in favour of, through the exercise of any powers or rights it has as director or shareholder in the Company (or the failure to exercise any such powers or rights) or the giving of instructions to any director appointed by it, any Leakage to be paid, made or incurred (or agreed to be paid, made or incurred) in the period since the Locked Box Date up to and including the Completion Date.

Repayment of Leakage

In the event of any Leakage which is prohibited by clause 6.1 (but subject always to clauses 6.3 and 6.4) the Vendor covenants to pay to the Purchaser on demand an amount in cash equal to the amount or value of such Leakage received by it or in respect of which it has benefited, plus the reasonable costs (including reasonable legal costs and any irrecoverable VAT), expenses and other liabilities properly incurred by the Purchaser in recovering such amounts.

Time limit

The Vendor shall not be liable for any claim under this clause 6 unless written notice has been given to the Vendor on or before the date which is 6 months following the Completion Date.

Maximum liability for leakage

Save in the case of fraud, dishonesty or deceitful misstatement or concealment, the liability of the Vendor under this clause 6 shall not in any circumstances exceed the amount of Leakage actually received by the Vendor or in respect of which the Vendor has benefited, plus the reasonable costs (including reasonable legal costs and any applicable VAT), expenses and other liabilities properly incurred by the Purchaser in recovering such amounts.

Notification and leakage

The Vendor undertakes to notify the Purchaser in writing as soon as reasonably practicable after becoming aware of any matter, fact or circumstance which it reasonably considers will or may give rise to a payment under clause 6.2.

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7.	Protection of goodwill

Vendor undertaking

The Vendor undertakes to the Purchaser that neither it nor any other member of the Vendor’s Group will, directly or indirectly:

(A)	at any time during the period of 18 months from the Completion Date:

(1)	carry on or engage in; or

(2)	be concerned or interested in,

any business within the Restricted Territory in which any Group Company carries on its business as at the date of this Agreement and which competes with the Business;

(B)	at any time during the period of 18 months from the Completion Date interfere or endeavour to interfere with the custom (with the Company or any Group Company) of any person who is at the Completion Date or, at any time during the period of 12 months prior to the Completion Date was, a customer or client of any Group Company or had during such period been engaged in negotiations with any Group Company with a view to entering into a contract with any Group Company;

(C)	at any time during the period of 18 months from the Completion Date interfere or endeavour to interfere with the continuance of supplies to any Group Company (or the terms relating to those supplies) by any person who is or, at any time during the period of 12 months prior to the Completion Date, was a supplier to any Group Company or had during such period been engaged in negotiations with any Group Company with a view to entering into a supply contract with any Group Company for the supply of any goods or services to any Group Company; or

(D)	at any time during the period of 18 months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from the Company or any other Group Company any person who is or was at the Completion Date an employee of the Company or any other Group Company with annual remuneration or emoluments of £75,000 (or the foreign currency equivalent thereof) or more (including, for the avoidance of doubt, any bonuses paid), whether or not such person would commit a breach of his employment contract by reason of leaving service.

For the avoidance of doubt and notwithstanding any other provision of this Agreement, nothing in this clause 7.1 shall prohibit the conduct by the Vendor or any member of the Vendor’s Group following Completion of its or their business in the same manner conducted by the Vendor or relevant member of the Vendor’s Group (excluding the Company and its Subsidiaries) prior to the date of this Agreement and without amendment or extension of the scope of that business or the business lines or services being offered as at Completion.

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Investment excluded

Nothing contained in clause 7.1 shall prevent the Vendor from holding by way of bona fide investment any units of any authorised unit trust and from being the holder or beneficial owner of any class of securities in any company provided that it neither holds nor is beneficially interested in more than a total of 5% of any single class of the securities in that company.

Purchaser undertaking

The Purchaser undertakes to the Vendor that neither it nor any other member of the Purchaser’s Group will, directly or indirectly, at any time during the period of 18 months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from the Vendor or any member of the Vendor’s Group any person who is or was at the Completion Date an employee of the Vendor or any member of the Vendor’s Group with annual remuneration or emoluments of £75,000 or more (or the foreign currency equivalent thereof) (including, for the avoidance of doubt, any bonuses paid), whether or not such person would commit a breach of his employment contract by reason of leaving service.

Exclusion for general advertisements and approaches

No breach of clause 7.1(D) or clause 7.3 shall arise by reason of:

(E)	any public advertisement (including, but not limited to, placing advertisements in journals and newspapers) being made inviting applications for any position of employment or other engagement;

(F)	the receipt of responses to any such public advertisement or other enquiry as to the availability of any position of employment or other engagement;

(G)	any person offering such employment or engagement to any such respondent or enquirer; or

(H)	any person thereafter employing or engaging any such respondent or enquirer,

provided that such public advertisement was not intentionally directed at employees of the Company or any Group Company or the Vendor or any member of the Vendor’s Group (as the case may be) and no ancillary communication was made specifically by (or on behalf of or at the direction of) the Purchaser or the Vendor (as the case may be) to relevant employees directing them to the fact that such public advertisement was so made or indicating that they should make any such enquiry.

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Separate undertakings

(I)	Each of the undertakings contained in clause 7.1 and clause 7.7(A) is a separate undertaking by the Vendor and shall be enforceable by the Purchaser (on its own behalf and on behalf of the Company and each Group Company and member of the Purchaser’s Group) separately and independently of its right to enforce any one or more of the other covenants contained in clause 7.1 or clause 7.7(A). The Vendor agrees (having taken independent legal advice) that the undertakings contained in clause 7.1 and clause 7.7(A) are reasonable and necessary for the protection of the legitimate interests of the Purchaser, and the Company and any other Group Company or member of the Purchaser’s Group and that these restrictions do not work harshly on it. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable. The parties further agree that, without prejudice to any other remedy which may be available to the Purchaser, the Purchaser shall be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in clause 7.1 and clause 7.7(A), or of those contained in clause 11.1(B), it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

(J)	Each of the undertakings contained in clause 7.3 and clause 7.7(B) is a separate undertaking by the Purchaser and shall be enforceable by the Vendor (on its own behalf and on behalf of any member of the Vendor’s Group) separately and independently of its right to enforce any one or more of the other covenants contained in clause 7.3 and clause 7.7(B). The Purchaser agrees (having taken independent legal advice) that the undertakings contained in clause 7.3 and clause 7.7(B) are reasonable and necessary for the protection of the legitimate interests of the Vendor and any other member of the Vendor’s Group and that these restrictions do not work harshly on it. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable. The parties further agree that, without prejudice to any other remedy which may be available to the Vendor, the Vendor shall be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in clause 7.3 and clause 7.7(B), it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

Directly or indirectly

(K)	For the purposes of clause 7.1, “directly or indirectly” shall (without limiting the expression) mean the Vendor or any member of the Vendor’s Group acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, employee, contractor, director, consultant, investor (subject to clause 7.2) or otherwise.

(L)	For the purposes of clause 7.3, “directly or indirectly” shall (without limiting the expression) mean the Purchaser or any member of the Purchaser’s Group acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

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Procurement

(M)	The Vendor agrees with the Purchaser to procure that the other members of the Vendor’s Group and each of its and their respective officers and senior management is aware of and complies with each of the undertakings contained in clause 7.1.

(N)	The Purchaser agrees with the Vendor to procure that the other members of the Purchaser’s Group and each of its and their respective officers and senior management is aware of and complies the undertaking contained in clause 7.3.

8.	Post Completion obligations

Purchaser obligations

Following Completion the Purchaser shall:

(A)	procure that the Company and each of the Subsidiaries shall properly maintain and preserve all their books, records and documents (including any for the time being maintained on a computerised database or other information referral system) which are at Completion in the possession or under the control of each of them insofar as the same record matters occurring on or before Completion until the second anniversary of Completion or, to the extent that the same relate to a claim made by the Purchaser under the Warranties or the Tax Deed until such later time as such claim is determined;

(B)	procure that, where it is reasonably necessary for tax or regulatory or compliance purposes of the Vendor and subject always to clause 11.1, the Vendor and its agents, accountants, solicitors and other professional advisers shall have the right to inspect, and, at the Vendor’s expense, take copies of the books, records and documents referred to in clause 8.1(A) at all reasonable times upon the Vendor giving reasonable notice of such requirement to the Company or the relevant Subsidiary; and

(C)	procure that all debts (other than the Vendor Debt Balance) owed by any member of the Group to any member of the Vendor’s Group in respect of intra-group trading activities are repaid in the ordinary and usual course of trading.

Vendor’s obligations

Following Completion the Vendor shall:

(D)	for a period of two years procure that all books, records and documents (including any for the time being maintained on a computerised database or other information referral system) in the possession, custody or control of, or kept or made by or on behalf of, any member of the Vendor’s Group relating to any matters which include the business or affairs of any Group Company and all rights in such books, records and documents shall:

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(1)	to the extent that such records, papers, documents and data do not relate to any member of the Vendor’s Group, be deemed to be the property of, and shall be held on trust for, the relevant Group Company and any such items shall be delivered or made available to the relevant Group Company promptly upon request by the Purchaser; and/or

(2)	to the extent that such records, papers, documents and data also relate to any member of the Vendor’s Group, be properly maintained and preserved and the Purchaser and its officers, employees, agents, accountants, solicitors and other professional advisers shall, subject always to clause 11.1 and to the Vendor’s right to redact information relating to the Vendor’s Group, have the right to inspect and, at the Purchaser’s expense, take copies of the books, records and documents upon the Purchaser giving reasonable notice of such requirement to the Vendor.

(E)	use all reasonable endeavours to procure that the benefit of the whole or any part of any agreement or arrangement (including any licences, consents or Intellectual Property) which relates exclusively to the Business but which is owned by any member of the Vendor’s Group is assigned to the appropriate Group Company promptly upon request by the Purchaser and, pending any such assignment (or in any case where the benefit of any such agreement or arrangement cannot lawfully be assigned to, or (for whatever reason) enforced by, the relevant Group Company), any such benefit shall be deemed to be the property of the relevant Group Company and shall be held on trust by the Vendor;

(F)	use reasonable endeavours to assist the Purchaser in obtaining a consent from the German Partnership to the change of control of the Company and On Demand Management Limited arising pursuant to this Agreement; and

(G)	procure that all debts owed to any Group Company by any member of the Vendor's Group in respect of intra-group trading activities are repaid in the ordinary and usual course of trading.

9.	Vendor protection

The provisions of Schedule 7 shall apply.

10.	External Claims

Notification and consultation

If the Purchaser or any other member of the Purchaser’s Group becomes aware of any actual or threatened claim, demand or proceeding by a third party against any member of the Purchaser’s Group (an “External Claim”) or of any fact or matter which may give rise to an External Claim, in relation to which it is likely that the Purchaser is, or might be or become, entitled to claim against the Vendor in respect of the Warranties other than the Tax Warranties:

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(A)	the Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, as soon as reasonably practicable after so becoming aware notify the Vendor in writing with such reasonable information about the External Claim as is then available to the Purchaser’s Group; and

(B)	subject to clause 10.3, the Purchaser shall thereafter consult with the Vendor in respect of each External Claim, and procure that every relevant member of the Purchaser’s Group shall permit the Vendor and its advisers reasonable access at reasonable times and on reasonable notice to all relevant employees and to all chattels, documents and records within the control of the Group (including the right to take copies, at the Vendor’s expense of such documents and records) which it is reasonably necessary to access for the purpose of investigating the matter and enabling the Vendor to take any action permitted by this clause 10.

Conduct of External Claims by the Purchaser

Subject to clause 10.3, the Purchaser shall, and shall procure that each relevant member of the Purchaser’s Group shall:

(C)	keep the Vendor informed of all material developments in relation to each such External Claim;

(D)	take such action as the Vendor shall reasonably require in relation to the External Claim (subject to the Purchaser being indemnified to its reasonable satisfaction by the Vendor of all reasonable out-of-pocket costs and expenses (including reasonable legal costs) which may thereby be incurred by the Purchaser) provided that (i) the Group and the Purchaser shall not be required to take any action that would be prejudicial to the financial position, prospects or commercial interests of the Group taken as a whole; and (ii) subject to clause 10.3, the Vendor shall not be entitled to require that the Vendor or advisers selected by the Vendor be entitled to assume conduct of the External Claim; and

(E)	not make any admission of liability, agreement, settlement or compromise with any third party in relation to any External Claim without giving to the Vendor at least three Business Days’ notice of its intention to do so.

10.2.	Conduct of Retained External Claims by the Vendor

Subject to the Vendor indemnifying the Purchaser and each other relevant member of the Purchaser’s Group in respect of any liabilities which any of them may thereby suffer and incur and which it or they would not otherwise have suffered or incurred:

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(A)	the Vendor shall be entitled by notice to the Purchaser at any time to require that the Vendor shall thereafter have the sole conduct on behalf of the Purchaser or any other member of the Purchaser’s Group of any External Claim which relates to or is in connection with Adrenalin or VM Player and is for damages or other financial recompense (each, a “Retained External Claim”) (but, for the avoidance of doubt, not any Third Party Claim relating to or in connection with Adrenalin or VM Player for which injunctive or other equitable relief is being sought, whether or nor in conjunction with any claim or potential claim for damages) and following such notice the Vendor shall be entitled in its absolute discretion to avoid, dispute, resist, settle, compromise, defend or appeal each such Retained External Claim and the Purchaser shall not, and shall procure that each other member of the Purchaser’s Group shall not, do anything inconsistent with the conduct of the Retained External Claim by the Vendor; and

(B)	the Purchaser shall, and shall procure that each relevant member of the Purchaser’s Group shall give to the Vendor all such information and assistance as the Vendor may reasonably require for any purpose relevant to clause 10.3(A), including allowing the Vendor to instruct on behalf of any of them any such solicitors, counsel or other professional advisers as the Vendor may nominate.

10.3.	Conflict

In the event of a conflict between the clause 10.3 of this Agreement and the Adrenalin Agreement or the VM Player Agreement with respect to the matters contemplated by this clause 10, the terms of this Agreement shall prevail.

11.	Confidentiality

Confidentiality obligations

(A)	Subject to clause 11.2 and to clause 11.4, each party to this Agreement:

(1)	shall treat as strictly confidential all the provisions of this Agreement and the process of their negotiation and all information about the other party obtained or received by it during the course of negotiating, entering into or performing this Agreement (“Confidential Information”); and

(2)	shall not make use of or disclose to any person any Confidential Information, other than with the prior written consent of the other party and such consent shall not be unreasonably withheld or delayed.

(B)	Subject to clause 11.2 and to clause 11.4, the Vendor shall in all respects keep confidential and not make use of or disclose to any person any information relating to the business, financial or other affairs of the Company or the Subsidiaries which is treated by the Company or the Subsidiaries as confidential or is marked or is by its nature confidential (“Group Confidential Information”).

Permitted disclosure or use

Clause 11.1 shall not apply if and to the extent that the party using or disclosing Confidential Information or Group Confidential Information can demonstrate that:

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(C)	such disclosure is required by Law or is required or requested by any Authority having jurisdiction over it and whether or not the requirement or request has the force of Law, including without limitation, in the case of the Vendor, any disclosure required by the rules of NASDAQ; or

(D)	such disclosure or use is to its professional advisers, auditors and bankers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same, provided that it is done on a confidential basis; or

(E)	in the case of disclosure or use, the relevant Confidential Information was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 11.1(A)(1) (provided that, for the avoidance of doubt, this clause 11.2(C) shall not apply to any use or disclosure by the Vendor of any Group Confidential Information); or

(F)	in the case of disclosure or use, the relevant Confidential Information or Group Confidential Information has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information or Group Confidential Information has been disclosed as permitted by this clause 11; or

(G)	in the case of the Purchaser, disclosure of Confidential Information which relates to the provisions of, and the transactions consummated pursuant to, this Agreement is:

(1)	to a proposed purchaser of, or any investor or potential investor in, the Purchaser’s Group or any shareholder in the Purchaser’s Group, or any part of it (or their advisers, agents and representatives) provided that the recipient agrees to keep the information confidential;

(2)	in a prospectus, listing particulars, admission document or other similar document in connection with the application for admission to trading or to list of any securities in any member of the Purchaser’s Group on any recognised stock exchange, to the limited extent such disclosure is required pursuant to the rules of such stock exchange; or

(3)	to any provider of finance or potential provider of finance to any member of the Purchaser’s Group (or to their advisers, agents and representatives) or to a security trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, any financing, hedging or loan agreements with any members of the Purchaser’s Group, in each case provided that the recipient agrees to keep such information confidential.

Continuance of restrictions

The restrictions contained in this clause 11 shall survive Completion and shall continue without limit of time.

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Privilege

Where any Confidential Information or Group Confidential Information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege. A party to this Agreement in possession of any Confidential Information of the other party, and the Vendor in respect of Group Confidential Information, shall take all reasonable steps to protect the privilege of the other party and shall inform the other party or parties if any step is taken by any other person to obtain any of the privileged Confidential Information or Group Confidential Information of the other party.

12.	Announcements

Restrictions

Subject to clauses 12.2 and 12.4, and whether or not any restriction contained in clause 11 applies, neither party to this Agreement shall make any announcement (including any communication to the public, to any customers or suppliers of the Company or any Subsidiary, or to all or any of the employees of the Company or any Subsidiary) concerning the provisions or subject matter of this Agreement without the prior written approval of the other party (which shall not be unreasonably withheld or delayed).

Permitted announcements

Clause 12.1 shall not apply to a party to this Agreement if and to the extent that such announcement is required by Law or by any Authority having jurisdiction over it and whether or not the requirement has the force of Law (including without limitation, in the case of the Vendor, NASDAQ) and provided that any such announcement shall be made only after consultation (to the extent legally permitted) with the other party.

Continuance of restrictions

The restrictions contained in this clause 12 shall survive Completion and shall continue without limit of time.

Approved announcements

(A)	The Vendor and the Purchaser shall be entitled to make an announcement in the form of the Press Release following Completion.

(B)	The restriction in clause 12.1 shall not prohibit the making of any subsequent disclosure or announcement to the extent comprising information contained in any announcement previously made in accordance with this clause 12.

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13.	Provisions relating to this Agreement

Assignment

(A)	This Agreement shall be binding upon and enure for the benefit of the successors of the parties but, subject to clause 13.1(B), shall not be assignable. Any purported assignment other than in accordance with clause 13.1(B) shall be void.

(B)	All or any of the Purchaser’s rights under this Agreement (including, without limitation, in respect of the Warranties) or any of the documents which are referred to herein and to which the Vendor is a party may (notwithstanding any other provisions contained in this Agreement or such other documents) be assigned or transferred by the Purchaser to or made the subject of a trust created in favour of any other member of the Purchaser’s Group (or by any such member to or in favour of any other member of the Purchaser’s Group) provided that (i) if such assignee company leaves the Purchaser’s Group such rights are assigned or transferred to, or made the subject of a trust in favour of, another continuing member of the Purchaser’s Group and (ii) the Vendor’s liability under this Agreement or otherwise shall not be increased as a result of the Purchaser or any member of the Purchaser’s Group assigning rights under this Agreement.

Whole agreement and variations

(C)	This Agreement (together with any documents referred to herein or required to be entered into pursuant to this Agreement) constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement or any such other document.

(D)	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

Agreement survives Completion

The provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

Rights etc cumulative and other matters

(E)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by Law or otherwise.

(F)	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

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(G)	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Agreement by signing any such counterpart.

Costs

(H)	Each party shall bear their own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

(I)	The Vendor represents and agrees that none of such costs and expenses have been borne by any Group Company.

Further Assurance

Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Purchaser Third Party Rights

(J)	Without prejudice to clause 13.9(B), where, in connection with this Agreement (or any other agreement or arrangement to be entered into by the Purchaser in connection with this Agreement), the Vendor undertakes any obligation in respect of any person (other than, or in addition to, the Purchaser), the Vendor unconditionally and irrevocably acknowledges and agrees that the Purchaser is entering into this Agreement (or any such other agreement or arrangement) and accepting the benefit of such obligations not only for itself but also as agent and trustee for such other person.

(K)	Subject to clause 13.9(C), any provision of this Agreement which confers a benefit upon any member of the Purchaser’s Group (the “Purchaser Third Parties”) is intended to be enforceable by the Purchaser Third Parties under the Contracts (Rights of Third Parties) Act 1999. Such provisions may be enforced by the Purchaser Third Parties or by the Purchaser acting on their behalf as agent and trustee pursuant to clause 13.9(A). For the avoidance of doubt, such provisions shall include clauses 7 and 11 of this Agreement.

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(L)	Save as provided in clause 13.9(B) and clause 5.9(A), no other provisions of this Agreement which confer benefits upon any third party shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any such third party.

(M)	Subject to clause 13.2(B), the terms of this Agreement may be rescinded or varied at any time by the parties to this Agreement without the consent of the Purchaser Third Parties.

Notices

(N)	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 13.10(B) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(2)	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(3)	if from or to any place outside the United Kingdom, sent by pre-paid airmail or by air courier, in which case it shall be deemed to have been given seven Business Days after the date of posting in the case of airmail or two Business Days after delivery to the courier in the case of air courier; or

(4)	sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 17.00 hours (at the place where such facsimile is to be received) on a Business Day or at any time on any day which is not a Business Day shall be deemed to have been received at 08.00 hours on the next Business Day.

(O)	The addresses and other details of the parties referred to in clause 13.10(A) are, subject to clause 13.10(D):

For the Vendor:

Name:	SeaChange International, Inc.

Attention:	Chief Financial Officer

Address:	50 Nagog Park
Acton
Massachusetts 01720
USA

Fax number:	+1 978 897 9590

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with a copy to:	Covington & Burling LLP

Attention:	Paul Claydon

Address:	265 Strand
London WC2R 1BH

Fax number:	+44 20 7025 0875

and also with a copy to:	Choate Hall and Stewart LLP

Attention:	William B. Asher

Address:	Two International Place
Boston
MA, 02110
USA

Fax number:	+1 617-248-4000

For the Purchaser:

Name:	Avail Media, Inc.

Attention:	General Counsel

Address:	1881 Campus Commons drive
Suite 101
Reston VA20191
USA

Fax number:	+1 571-485-2960

with a copy to:	Travers Smith LLP

Attention:	Ian Shawyer

Address:	10 Snow Hill
London
EC1A 2AL

Fax number:	+ 44 20 7295 3500

(P)	In proving service of any notice it shall be sufficient to prove:

(1)	in the case of a notice personally delivered that it was delivered or left at the specified address;

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(2)	in the case of a notice sent by post that such notice was properly addressed, stamped and placed in the post;

(3)	in the case of a notice sent by air courier that it was delivered to a representative of the courier; and

(4)	in the case of a notice sent by facsimile that it was duly despatched to the specified number as confirmed by a transmission report.

(Q)	Any party to this Agreement may notify the other parties in accordance with this clause 13.10 of any change to its address or other details specified in clause 13.10(B) provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

14.	Law and Jurisdiction

English Law

This Agreement and all matters arising from it (including, without limitation, any dispute relating to the existence, validity or termination of this Agreement or any contractual or non-contractual obligation) shall be governed by, and construed in accordance with, English Law.

Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (including, without limitation, any dispute relating to the existence, validity or termination of this Agreement or any contractual or non-contractual obligation) (“Proceedings”) each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum provided that a judgment or order of any court may be enforced in any court of competent jurisdiction.

Vendor’s Process Agent

The Vendor irrevocably appoints Law Debenture of Fifth Floor, 100 Wood Street, London EC2V 7EX as its process agent to receive on its behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon the Vendor whether or not the process is forwarded to and received by the Vendor. If for any reason the process agent ceases to act as process agent, resigns or no longer has an address in England, the Vendor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days of the obligation to appoint arising. In the event that the Vendor fails to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Vendor notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

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Purchaser’s Process Agent

The Purchaser irrevocably appoints Law Debenture of Fifth Floor, 100 Wood Street, London EC2V 7EX as its process agent to receive on its behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon the Purchaser whether or not the process is forwarded to and received by the Purchaser. If for any reason the process agent ceases to act as process agent, resigns or no longer has an address in England, the Purchaser irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Vendor and to deliver to the Vendor a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days of the obligation to appoint arising. In the event that the Purchaser fails to appoint a substitute process agent, it shall be effective service for the Vendor to serve the process upon the last known address in England of the last known process agent for the Purchaser notified to the Vendor, notwithstanding that such process agent is no longer found at such address or has ceased to act.

15.	Set off against Second Vendor Debt Balance and Retention

Operation of Set Off

The Second Vendor Debt Balance and the Retention shall be available for satisfaction of any payment for which the Vendor is liable under any provision of this Agreement and/or the Tax Deed, including (without limitation) any payment in respect of any breach of Warranty and any Negative Adjustment. The provisions of this clause 15 shall not prejudice the other provisions of this Agreement (including, for the avoidance of doubt, the provisions of paragraph 2.1 of Schedule 7).

Negative Adjustment

Subject to clause 15.6, if there is a Negative Adjustment in excess of US$50,000, the parties shall procure that, on the Adjustment Release Date, the Second Vendor Debt Balance and the amount standing to the credit of the Retention Account or, if the amount of the Negative Adjustment is in excess of US$50,000 but is less than the aggregate of the Second Vendor Debt Balance and the amount standing to the credit of the Retention Account, an amount equal to the Negative Adjustment, shall be applied by way of set off first against the Second Vendor Debt Balance and, if not satisfied in full by way of set off against the Second Vendor Debt Balance, the balance of the Negative Adjustment shall be released to the Purchaser’s Solicitors in accordance with clause 3.3(B) or 3.3(C) (as the case may be). For the avoidance of doubt, if the provisions of clause 3.3(A) or clause 3.3(D) apply the balance of the Second Vendor Debt Balance shall be paid in accordance with clause 3.11 and the balance of the Retention Amount shall be held in the Retention Account pending the Retention Release Date and, in each case subject to any other adjustments pursuant to clause 15.3, in accordance with clause 15.4 and 15.5.

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Other payments

Subject to clause 15.6, any other payment for which the Vendor is liable pursuant to this Agreement may be satisfied first by the application (by way of set off) against the Second Vendor Debt Balance and, if not satisfied in full by way of set off against the Second Vendor Debt Balance, second by the release of the relevant payment amount (or part satisfied by the release of an amount equal to part of the relevant payment amount) from the Retention Account, provided that any amount in the Second Vendor Debt Balance or the Retention Account which has been notionally allocated but not yet applied against any Agreed Claim or Unagreed Claim which was notified to the Vendor in accordance with Schedule 7 prior to the relevant matter giving rise to the Vendor’s payment liability shall not be available for such purpose.

Retention Release Date

Subject to clauses 15.5(A) to 15.5(E) (inclusive) and clause 15.6, which shall apply if at such time an Agreed Claim or Unagreed Claim remains unsatisfied in whole or in part at that time, the parties shall procure that, on the date specified in clause 3.11 the balance of the Second Vendor Debt Balance shall be paid in accordance with clause 3.11 and on the Retention Release Date, the balance of the Retention (the “Retention Release Amount”) shall be released to the Vendor’s Account.

Retention Matters

Subject to clause 15.6, the following provisions shall also apply in relation to the operation of set off against the Second Vendor Debt Balance and the Retention Account and to the Second Vendor Debt Balance Payment and the Retention Release Amount:

(A)	The Purchaser shall be entitled to deduct the amount of any Agreed Claim which remains unsatisfied (in whole or in part) from the Second Vendor Debt Balance Payment and (if needed) the Retention Release Amount prior to its payment or release and any deduction shall pro tanto satisfy the liability concerned.

(B)	If an Unagreed Claim is made prior to the payment or release (as the case may be) of the Second Vendor Debt Balance Payment or the Retention Release Amount, the Purchaser shall use all reasonable endeavours to quantify, in good faith, the maximum amount of such claim (if capable of estimation) and shall notify the Vendor in writing of the estimated amount of such claim together with supporting bases and / or evidence in respect of such estimated amount or of the fact that the same is incapable of estimation.

(C)	If the maximum amount of any Unagreed Claim is so estimated, the parties shall procure that the amount (if any) by which the balance of the aggregate of the Second Vendor Debt Balance Payment and the Retention Release Amount exceeds the estimated maximum amount of all such Unagreed Claims shall be paid or released to the Vendor’s Account on the Retention Release Date (or, if later, within 10 Business Days of the date on which the estimated amount of the Unagreed Claim or, if more than one Unagreed Claim has been made, of the date on which the last such estimated amount has been notified).

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(D)	If the maximum amount of any Unagreed Claim cannot be quantified, the Second Vendor Debt Balance Payment shall not be made until, and the Retention Release Amount shall be held in the Retention Account until, such time as all Unagreed Claims are finally settled or otherwise determined.

(E)	Upon the final settlement or determination of all Unagreed Claims, the parties shall procure that the balance of the Second Vendor Debt Balance Payment and the Retention Release Amount shall immediately be applied in or towards the discharge of the amount agreed or determined to be payable to the Purchaser and/or the relevant Group Company (as the case may be) in respect of all such Unagreed Claims and the residue (if any) remaining after the complete discharge of such Unagreed Claims shall be released to the Vendor’s Account.

(F)	The receipt by the Purchaser’s Solicitors (in the case of a payment to be made to the Purchaser) or the Vendor’s Account (in the case of a payment to be made to the Vendor) of the Second Vendor Debt Balance Payment or any payment made out of the Retention Account shall be an absolute discharge of the paying party.

(G)	The parties shall promptly give to the Vendor’s Solicitors and the Purchaser’s Solicitors all such written instructions as shall be necessary to give effect to the provisions of this clause.

(H)	Interest which accrues on the Retention Account shall (after deduction of any amounts required by law) follow the capital and be released to the party or parties entitled thereto contemporaneously with, and proportionately to, the release of the capital.

(I)	Any payments (including payments of interest) made under this clause 15 shall be made subject to any deductions or withholdings required by law.

Set-off against the Second Vendor Debt Balance Payment

For the avoidance of doubt, the Purchaser shall apply any set off (in respect of any amount for which the Vendor is liable under any provision of this Agreement and/or the Tax Deed, including (without limitation) any payment in respect of any breach of Warranty and any Negative Adjustment) against the Second Vendor Debt Balance Payment (by way of a reduction of the amount of the Second Vendor Debt Balance Payment) before it is able to deduct any amount from the Retention Account.

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Mechanism for set off

It is acknowledged that the Second Vendor Debt Balance shall be repaid in full to the Vendor by On Demand Management Limited but, for the purposes of clause 3 and this clause 15, where any references are made to set off against the Second Vendor Debt Balance, the Vendor hereby irrevocably directs that, if any amount is owing under this Agreement by the Vendor to the Purchaser, On Demand Management Limited shall pay such amount out of the Second Vendor Debt Balance to the Purchaser in cash in satisfaction of On Demand Management Limited's obligation to pay that amount of the Second Vendor Debt Balance to the Vendor and in satisfaction of the Vendor's obligation to pay such amount to the Purchaser.

16.	Special Retention

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[   ]*

17.	Indemnities

The Vendor unconditionally and irrevocably agrees, as a continuing obligation, to indemnify the Purchaser against, and to pay on demand, so far as legally possible as an adjustment to the price for the Sale Shares, an amount equal to, any loss which the Purchaser or any Group Company may incur at any time or from time to time (whether by way of damages, settlement, costs or otherwise) and all costs and expenses (including legal fees and together with any applicable VAT) in respect of or as a result of:

(A)	[ ]*

(B)	any liability of any Group Company to any third party (including TMG) and any administrator or liquidator or other insolvency practitioner appointed in respect of the German Partnership) pursuant to or in connection with clause 4.5 of the Wrap Agreement in respect of any fact, matter, event or circumstance arising or occurring prior to Completion;

(C)	any obligation or liability of any Group Company to repay amounts in respect of a negative German Partnership account arising from a distribution of cash in excess of that Group Company’s share of profits in respect of the period prior to Completion or otherwise in respect of amounts distributed by the German Partnership to the Group prior to Completion;

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

31

(D)	any default prior to Completion by any Group Company or by the German Partnership under or in respect of the Services Agreements (other than the JV Payable (as that term is defined in clause 19)); and

(E)	any liability of any Group Company for or in respect of any breach prior to Completion of any Anti-Bribery and/or Corruption Laws by any Group Company or its officers, employees or Associates.

[   ]*

18.	[ ]*

19.	[ ]*

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

32

[   ]*

AS WITNESS the hands of the parties or their duly authorised representatives on the date first before written.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

33

Schedule 1: INTERPRETATION

1.	Definitions

In this Agreement where the context admits:

“Adjustment Release Date” means 5 Business Days after the date on which the Locked Box Statement is agreed or deemed accepted or determined in accordance with clause 3.

“Adrenalin” means all ideas, discoveries, programs, systems, methods, software (including source code, object code, development documentation, programming tools, drawings, specifications and data and diskettes, tapes and print informational or instructional materials relating to such software), interfaces, protocols, databases, creations, articles, programming, processes, designs, inventions or improvements, and any Intellectual Property in and to any of the foregoing, which were created prior to the date of this Agreement and are embodied in the software product known as Adrenalin, as further described in Schedule 1.2 to the Adrenalin Agreement..

“Adrenalin Agreement” means an agreement between the Vendor and the Company in Agreed Form relating to Adrenalin.

“Affiliate” means, in relation to a party, any organisation controlled by, controlling or under common control with, such party. For this purpose, “control” shall mean direct or indirect beneficial ownership of more than 50 per cent. of the voting or income interest in such organisation or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organisation.

“Agreed Claim” means any claim against the Vendor under this Agreement (including a claim under the Warranties) and/or under the Tax Deed which is:

(A)	agreed in writing between the relevant parties; or

(B)	finally determined either by a court of competent jurisdiction or a duly appointed arbitrator or expert (as the case may be); or

(C)	as regards a Tax Deed claim, assessed or determined by any relevant Tax Authority or agreed with any relevant Tax Authority in the manner contemplated by section 54 Taxes Management Act 1970 or any equivalent provision in any jurisdiction outside the UK.

“Agreed Form” means, in relation to any document, a document in the terms signed or initialled by or on behalf of the parties for identification.

“Anti-Bribery and Corruption Laws” means all laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business or dealings of the Company, each subsidiary of the Company and/or its shareholders (including, without limitation, the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions).

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

34

“Associates” means the Company’s contractors, sub-contractors, service providers, agents and intermediaries, joint venture and consortium partners and any other person who is, or has at any time been, “associated” with the Company for the purposes of section 8 of the Bribery Act 2010.

“Audited Accounts” means the accounts comprising the audited balance sheet of the Company and each of the Subsidiaries made up as at the Balance Sheet Date and the profit and loss account of the Company and each of the Subsidiaries in respect of the financial year ended on the Balance Sheet Date including, in each case, the notes thereto and the directors’ report and auditors’ report thereon and all other reports and statements attached to such accounts.

“Authorisation” means any approval, licence, permit, certificate, clearance, consent, ratification, waiver or other authorisation granted by any Authority whether public or private.

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement, standard setting or tax raising body, authority, agency, board, department, court or tribunal or other organisation of any jurisdiction and whether supranational, national, regional or local.

“Balance Sheet Date” means 31 January 2012.

“Business” means the business conducted, as of Completion, by the Company and its Subsidiaries. For the avoidance of doubt, this will include, without limitation, the business of the Company and its Subsidiaries with content providers and service providers (including ”over-the-top” providers).

“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in London.

“Business Information” means all information (whether or not confidential and in whatever form held, including computerised records) which in any way relates to all or any part of the Business including, without limitation, the operation, management, administration or financial affairs of the Business.

“Business IP” means all Intellectual Property used for any purpose in connection with the Business.

“CEO” means Chief Executive Officer.

“Company” means On Demand Group Limited, a company registered in England and Wales under number 04094951 and incorporated on 23 October 2000 as a private company limited by shares, details of which appear in Schedule 2.

“Companies Acts” means statutes from time to time in force concerning companies including (without limitation) the Companies Act 2006.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

35

“Competition Authority” means any person, governmental body, agency or authority which is or was responsible for conducting investigations pursuant to, monitoring compliance with and/or upholding and enforcing Competition Law, including, but not limited to, the UK Office of Fair Trading, the UK Competition Commission, the relevant UK Secretary of State, the Commission of the European Union and the EFTA Surveillance Authority.

“Competition Law” means the competition, antitrust, trade practices, merger control and similar laws which are, or have been, applicable in any jurisdiction in which any Group Company conducts, has conducted, or intends to conduct, business or where its activities may have an effect, including, but not limited to, Articles 101(1) and 102 of the TFEU, Chapters I and II of the Competition Act 1998, the Enterprise Act 2002 and the EU Merger Regulation (Regulation 139/2004/EC).

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 4 and Schedule 4.

“Completion Date” means the date upon which Completion takes place.

“Contracts” means all contracts, agreements, licences and other contractual arrangements which may have been entered into or undertaken by or on behalf of any Group Company.

“Data Room” means the online data room hosted by Merrill Corporation as at 17 May 2012 containing copy documents relating to the Company and the Subsidiaries and their respective affairs to which the Purchaser has been afforded access, such copy documents being listed in the index to the Data Room in Agreed Form.

“Directors” means in relation to the Company or any of the Subsidiaries, its directors and “Continuing Directors” means the persons named in Schedule 2 and Schedule 3 as continuing directors, following Completion, of the Company and the Subsidiaries respectively.

“Disclosure Letter” means the letter in Agreed Form dated the date of this Agreement written and delivered by or on behalf of the Vendor to the Purchaser containing disclosures against the Warranties.

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, option, security interest (including any created by Law) or other security agreement or arrangement to create any of the foregoing, whether conditional or otherwise, but does not include any retention of title.

“Exchange Rate” means with respect of a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into US$ on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Citibank International plc at the close of business in London at such date.

“First Vendor Debt Balance Payment” means US$1,000,000.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

36

“German Partnership” means On Demand Deutschland GmbH & Co KG.

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (ii) any public international organisation, (iii) any agency, division, bureau, department, or other political subdivision of any such government, entity or organisation, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any such government, entity, organisation or (v) any political party.

“Government Official” means (i) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.

“Group” means the Company and the Subsidiaries and references to a “Group Company” or “any member of the Group” shall be construed accordingly.

“Hardware” means the computer and data processing systems used by the Company excluding the Software, but including all plant and equipment which may include embedded software or similar processing systems.

“Intellectual Property” means patents, trademarks, service marks, rights (registered or unregistered) in any designs; applications for any of the foregoing; trade or business names, copyright (including rights in computer software), proprietary Know-How and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition.

“IP Agreements” means the agreements or arrangements listed in the Disclosure Letter pursuant to which the Company grants rights to use any of the Business IP or pursuant to which the Company is granted rights to use the Licensed IP.

“IT Systems” means the Hardware and the Software.

“Know-How” means confidential inventions, discoveries, improvements, processes, formulae, techniques, specifications, technical information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to customers and suppliers (whether written, unwritten or in any other forms).

“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction at the date of this Agreement.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

37

“Leakage” means:

(a)	any dividend or distribution of profits or assets (whether in cash or in specie) or other payment of any other nature accrued or declared (if subsequently made), paid or made (whether actual or deemed) by any Group Company to, or at the direction of, the Vendor or any member of the Vendor’s Group;

(b)	any payments made (or agreed to be made. if subsequently made) (or future benefits granted (or agreed to be granted, if subsequently granted)) to or at the direction of; or assets transferred to or liabilities assumed, indemnified or incurred for the benefit of the Vendor or any member of the Vendor’s Group by any Group Company (including, for the avoidance of doubt, any management charges or professional adviser costs and expenses and any transaction bonuses relating to the transactions contemplated by this Agreement which have been made or agreed to be made by any Group Company);

(c)	any payments made (or agreed to be made. if subsequently made) by any Group Company to, or at the direction of, or for the benefit of, the Vendor or any member of the Vendor’s Group in respect of any share or loan capital or other securities of any Group Company being created, issued, redeemed, purchased or repaid, or any other return of capital;

(d)	the waiver, release or discount (or agreement to waive, release or discount, if subsequently waived, released or discounted) by any Group Company of any amount or obligation owed to that Group Company by the Vendor or any member of the Vendor’s Group;

(e)	the purchase by any Group Company from the Vendor or any member of the Vendor’s Group of any assets not on arm’s length terms or otherwise for consideration exceeding market value;

(f)	the creation of any Encumbrance (to the extent that the Encumbrance continues to exist following Completion and payment of the Vendor Debt Balance) over the assets of any Group Company in favour of the Vendor or any member of the Vendor’s Group;

(g)	any increase or any payment of the Vendor Debt Balance;

(h)	the payment of (or agreement to pay, if subsequently paid), any fees, costs or tax or incurring any obligation to pay tax at any time (including after Completion) to or on behalf of the Vendor or any member of the Vendor’s Group and which is or was incurred by any Group Company as a result of those matters set out in paragraphs (a) to (g) above; or

(i)	any agreement or arrangement made or entered into by any Group Company with the Vendor or any member of the Vendor’s Group to do or give effect to any matter referred to in paragraphs (a) to (h) above (if and to the extent subsequently done or effected), but excludes any Permitted Leakage.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

38

“Licensed IP” means Intellectual Property owned by third parties which the Company is permitted to use.

“Locked Box Cash” shall have the meaning set out in Part III of Schedule 9.

“Locked Box Date” means 30 April 2012.

“Locked Box Debt” shall have the meaning set out in Part III of Schedule 9.

“Locked Box Net Cash” means the amount (which shall be positive if cash exceeds debt and negative if debt exceeds cash) of the Locked Box Cash less Locked Box Debt as shown in the Locked Box Statement and as shown in the Locked Box Statement and agreed, deemed agreed or determined (as the case may be) pursuant to clause 3.

“Locked Box Statement” means the statement of Locked Box Working Capital and Locked Box Net Cash prepared in accordance with clause 3 and Schedule 9.

“Locked Box Working Capital” shall have the meaning set out in Part III of Schedule 9.

“Management Accounts” means the unaudited monthly management accounts of the Group for the period commencing on the Balance Sheet Date and ending on 30 April 2012.

“Negative Adjustment” means the amount which is equal to (Locked Box Net Cash less Target Net Cash) plus (Locked Box Working Capital less Target Working Capital) if (and only if) such amount is a negative amount. For the avoidance of doubt, a Negative Adjustment shall reduce the aggregate price due under clause 3.1.

“Partnership Documents” means:

(a)	the partnership agreement entered into between On Demand GmbH, TMG and On Demand Deutschland Verwaltungs GmbH in respect of the German Partnership;

(b)	the wrap agreement dated 27 February 2007 and entered into between the Company, On Demand Management Limited, ODG Deutschland GmbH, TMG and the German Partnership (the “Wrap Agreement”);

(c)	the shareholders’ agreement entered into between ODG Deutschland GmbH and TMG in respect of On Demand Deutschland Verwaltungs GmbH; and

(d)	the heads of agreement dated 22 December 2006 and entered into between On Demand Group Limited and TMG.

“Payment on Account” means the sum of US$21,848,997 to be paid in cash by the Purchaser to the Vendor on Completion.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

39

“Permitted Leakage” means:

(a)	any payment which is made to the Vendor in the ordinary and usual course of business of the Group in respect of Dataline and insurance premiums, provided that any amounts so paid do not exceed US$15,000 in aggregate;

(b)	the transfer of Adrenalin and related intellectual property rights pursuant to the Adrenalin Agreement;

(c)	the repayment of the Target Vendor Debt Balance at Completion or otherwise in accordance with the terms of this Agreement; and

(d)	any contingency, provision or other liability provided for as Locked Box Debt in the Locked Box Statement (but only as to the amount so provided therefor in the Locked Box Statement and not any amount in excess thereof).

“Positive Adjustment” means the amount which is equal to (Locked Box Net Cash less Target Net Cash) plus (Locked Box Working Capital less Target Working Capital) if (and only if) such amount is a positive amount. For the avoidance of doubt, a Positive Adjustment increases the aggregate price due under clause 3.1.

“Premises” means the land and premises particulars of which are set out in Schedule 8.

“Press Release” means the press release in the Agreed Form.

“Pro-forma Locked Box Statement” means the pro-forma statement of the Locked Box Statement of the Group in the form set out in Part I of Schedule 9.

“Public Procurement Law” means the laws which regulate the award of contracts by central and local government and other public bodies or utilities and which are, or have been, applicable in any jurisdiction in which any group Company conducts, has conducted, or intends to conduct, business, including, but not limited to, Directive 2004/17/EC, Directive 2004/18/EC, the Public Contracts Regulations 2006, the Utilities Contracts Regulations 2006 and local authority standing orders made pursuant to the Local Government Act 1972.

“Purchaser’s Group” means the Purchaser and each of its Affiliates including after Completion, the Company and the Subsidiaries, and “member of the Purchaser’s Group” shall be construed accordingly.

“Purchaser’s Solicitors” means Travers Smith LLP of 10 Snow Hill, London EC1A 2AL.

“Relevant Accounting Standards” means generally accepted United Kingdom accounting policies, principles, practices and conventions, using all relevant Financial Reporting Standards (FRSs), Statements of Standard Accounting Practice (SSAPs) and Statements of Recommended Practice (SoRPs), in each case issued or adopted by the Accounting Standards Board, and all Urgent Issues Task Force (UITF) abstracts and all statements and recommendations from professional accounting bodies.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

40

“Restricted Territory” means each country in which any Group Company conducts operations as at the date of this Agreement.

“Retention” means the sum of US$1,717,839 to be paid by the Purchaser into the Retention Account on Completion.

“Retention Account” means a designated interest-bearing deposit account with National Westminster Bank plc in the joint name of the Vendor’s Solicitors and the Purchaser’s Solicitors.

“Retention Release Date” means the date falling 12 calendar months after Completion.

“Sale Shares” means the shares to be bought and sold pursuant to clause 2.1, being all the issued shares in the capital of the Company.

“Second Vendor Debt Balance” means the unsecured non-interest bearing indebtedness (assumed by reference to the Target Vendor Debt Balance to be in the amount of US$982,161) owed to the Vendor for operating expenses paid on behalf of, and services provided to, the Company in the ordinary course of business prior to the date of this Agreement (subject to any adjustment in accordance with the Locked Box Statement to reflect the difference between the Vendor Debt Balance and the First Vendor Debt Balance Payment).

“Second Vendor Debt Balance Payment” means the payment of the Second Vendor Debt Balance (after any set off against such amount in accordance with clause 15).

“Services Agreements” means the services agreement entered into between On Demand Management Limited and the German Partnership on 30 March 2012 and the services agreement entered into between On Demand Management Limited and the German Partnership and effective from 27 February 2007.

“Software” means all computer software used in the Business.

“Special Retention” means the sum of US$4,000,000 to be paid by the Purchaser into the Special Retention Account on Completion.

“Special Retention Account” means a designated interest-bearing deposit account with National Westminster Bank plc in the joint name of the Vendor’s Solicitors and the Purchaser’s Solicitors.

“Special Retention Release Date” means 31 January 2014.

“Subsidiaries” means the companies which are subsidiaries of the Company details of which are set out in Schedule 3

.

“Target Net Cash” means US$957,597.

“Target Vendor Debt Balance” means US$1,982,161.

“Target Working Capital” means US$3,109,238.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

41

“Tax” means all forms of taxation, duties, contributions, withholdings, levies and imposts whether of the United Kingdom or any other jurisdiction and all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation.

“Tax Deed” means the deed in Agreed Form relating to taxation, to be executed and delivered at Completion.

“Tax Warranties” means the Warranties set out in Schedule 6.

“TFEU” means the Treaty on the Functioning of the European Union.

“Title and Capacity Warranties” means those Warranties at paragraphs 2 (Capacity and Authority of the Vendor) and 3 (the Sale Shares) of Schedule 5

.

“Title Covenants” means the covenants in relation to the sale of the Sale Shares as are implied by Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 (the “Act”) where a disposition is made with full title guarantee.

“TMG” means Tele-München Fernseh GmbH & Co Produktionsgesellschaft.

“Unagreed Claim” means any bona fide claim against the Vendor under this Agreement (including a claim under the Warranties) and/or the Tax Deed which is notified by the Purchaser to the Vendor on or before the Retention Release Date which is not an Agreed Claim.

“US$” or “$” means United States dollars, the lawful currency of the United States of America.

“Vendor Debt Balance” means the inter-company balance owed by the Group to the Vendor’s Group as at the Locked Box Date (which is assumed to be equal to the Target Vendor Debt Balance for the purposes of the Target Net Cash).

“Vendor’s Account” means the account of the Vendor specified in clause 3.12(A) or such other account as the Vendor may notify in writing to the Purchaser from time to time.

“Vendor’s Group” means SeaChange International, Inc. and its subsidiary undertakings and “member of the Vendor’s Group” shall be construed accordingly.

“Vendor’s Solicitors” means Covington & Burling LLP of 265 Strand, London WC2R 1BH.

“VM Player” means the services that Virgin Media provides to its customers that the VM Player Agreement relates to.

“VM Player Agreement” means the agreement between the Vendor and the Company in Agreed Form relating to VM Player.

“VOD” means video on demand.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

42

“Warranties” means the warranties set out in Schedule 5 and the Tax Warranties.

2.	Construction of certain references

In this Agreement, where the context admits:

(A)	words and phrases the definitions of which are contained or referred to in the Companies Act 2006 shall have the meanings thereby respectively attributed to them;

(B)	where any statement is to the effect that the Vendor is not aware of any matter or circumstance, or is a statement qualified by the expression “so far as the Vendor is aware” or “to the best of the Vendor’s knowledge and belief” or any similar expression, the Vendor shall be deemed to have knowledge of:

(1)	anything of which any director of the Vendor has actual knowledge;

(2)	anything of which any director of the Company has actual knowledge; and

(3)	anything of which any of Allan Dembry, Paul Davis or Paul Rudland has actual knowledge;

(C)	references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears;

(D)	references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender;

(E)	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(F)	“company” includes any body corporate;

(G)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(H)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation;

(I)	except where the context otherwise requires, every reference to “this Agreement” includes a reference to the schedules and exhibits and to all other documents referred to in this Agreement or entered into pursuant to this Agreement;

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

43

(J)	any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;

(K)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(L)	any time or date shall be construed as a reference to the time or date prevailing in England; and

(M)	a particular government or statutory authority shall include any entity which is a successor to that authority.

3.	Exchange rate

For the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be deemed to be an amount in US$ translated at an Exchange Rate at the relevant date (which in relation to a claim under this Agreement, shall be the date of receipt of notice of that claim), except where stated to the contrary in this Agreement.

4.	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

5.	Schedules

Each of the schedules shall have effect as if set out herein.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

44

Schedule 2: THE COMPANY

Name:	On Demand Group Limited

Number:	04094951

Jurisdiction:	England and Wales

Registered office:	163 Tower Bridge Road London SE1 3LW

Issued share capital:	£130,200 divided in to 13,020,000 ordinary shares of £0.01 each

Directors:	Andrew William Bolton Anthony William Kelly Jane MacDonald Raksha Patel Stephen Riome Mark Stephen Springett Raghavendra Rau

Secretary:	Raksha Patel

Shareholder:	SeaChange International, Inc. 13,020,000 ordinary shares

Accounting reference date:	31 January

Auditors:	Grant Thornton UK LLP

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Jane MacDonald Raksha Patel Stephen Riome

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

45

Schedule 3: THE SUBSIDIARIES

1. Mobix Interactive Limited

Number:	04227369

Date of incorporation:	1 June 2001

Jurisdiction:	England and Wales

Registered office:	163 Tower Bridge Road London SE1 3LW

Issued share capital:	£730,396.72 divided into 73,039,672 Ordinary Shares of £0.01 each

Directors:	Andrew William Bolton Anthony William Kelly Jane MacDonald Raksha Patel Stephen Riome Mark Stephen Springett Raghavendra Rau

Secretary:	Raksha Patel

Shareholder:	On Demand Group Limited 73,039,672 ordinary shares

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Jane MacDonald Raksha Patel Stephen Riome

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

46

2. Sceneworx Limited

Number:	05325648

Date of incorporation:	6 January 2005

Jurisdiction:	England and Wales

Registered office:	163 Tower Bridge Road London SE1 3LW

Issued share capital:	£162.20 divided into 16,220 ordinary shares of £0.01 each

Directors:	Andrew William Bolton Anthony William Kelly Jane MacDonald Raksha Patel Stephen Riome Mark Stephen Springett Raghavendra Rau

Secretary:	Raksha Patel

Shareholder:	Mobix Interactive Limited 16,220 ordinary shares

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Jane MacDonald Raksha Patel Stephen Riome

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

47

3. On Demand Management Limited

Number:	02975644

Date of incorporation:	6 October 1994

Jurisdiction:	England and Wales

Registered office:	163 Tower Bridge Road London SE1 3LW

Issued share capital:	£100,000 divided into 2,000,000 ordinary shares of £0.05 each

Directors:	Andrew William Bolton Anthony William Kelly Jane MacDonald Raksha Patel Stephen Riome Mark Stephen Springett Raghavendra Rau

Secretary:	Raksha Patel

Shareholder:	On Demand Group Limited 2,000,000 ordinary shares

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Jane MacDonald Raksha Patel

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

48

4. On Demand Productions Limited (dormant)

Number:	03906929

Date of incorporation:	14 January 2000

Jurisdiction:	England and Wales

Registered office:	163 Tower Bridge Road London SE1 3LW

Issued share capital:	£200.00 divided into 200 ordinary shares of £1.00 each

Directors:	Anthony William Kelly Jane MacDonald Raksha Patel Raghavendra Rau

Secretary:	Raksha Patel

Shareholder:	On Demand Group Limited 200 ordinary shares

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Jane MacDonald Raksha Patel

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

49

5. On Demand Entertainment SA (Pty) Ltd

Number:	2009/019833/07

Date of incorporation:	14 January 2000

Jurisdiction:	South Africa

Registered office:	Building No. 8 Greenstone Hill Office Park Emerald Boulevard Greenstone Hill Ext 22 Edenvale 1609 South Africa

Issued share capital:	R888,100

Directors:	Jane MacDonald Raksha Patel Anthony William Kelly

Secretary:	None

Shareholder:	On Demand Group Limited 27,600 ordinary shares of R0.01 each

Mortgages/Charges:	None

Continuing directors:	Jane MacDonald Raksha Patel Anthony William Kelly

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

50

6. ODG Deutschland GmbH

Number:

Date of incorporation:	17 March 2006

Jurisdiction:	Germany

Registered office:	Frauenplatz 10 80331 München Germany

Issued share capital:	€25,000

Directors:	Anthony Kelly Stephen Riome Raghavendra Rau

Secretary:	None

Shareholder:	On Demand Group Limited 100%

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Stephen Riome

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

51

7. On Demand Deutschland GmbH & Co KG

Number:

Date of incorporation:	14 June 2007 at the commercial register

Jurisdiction:	Germany

Registered office:	Frauenplatz 10 80331 München Germany

Issued share capital:	Partnership capital €200,000

Directors:	Anthony Kelly Dr Herbert G Kloiber

Secretary:	None

Shareholders:	On Demand Group Limited 50% Tele Munchen Fernseh GmbH & Co Produktiongessellschaft 50%

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Dr Herbert G Kloiber

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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8. On Demand Deutschland Verwaltungs GmbH

Number:

Date of incorporation:	24 May 2007 at the commercial register

Jurisdiction:	Germany

Registered office:	Frauenplatz 10 80331 München Germany

Issued share capital:	€25,000

Directors:	Anthony Kelly Dr Herbert G Kloiber

Secretary:	None

Shareholders:	On Demand Deutschland GmbH 50% Tele Munchen Fernseh GmbH & Co Produktiongessellschaft 50%

Mortgages/Charges:	None

Continuing directors:	Anthony Kelly Dr Herbert G Kloiber

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Schedule 4: COMPLETION OBLIGATIONS

1.	Vendor’s obligations

On Completion the Vendor shall:

(A)	deliver to the Purchaser:

(1)	transfers of the Sale Shares duly executed by the Vendor in favour of the Purchaser or its nominees together with the relevant share certificates (or in the event that such share certificates are unable to be delivered, executed indemnities, in Agreed Form, from the Vendor in relation to the missing share certificates); and

(2)	a voting power of attorney in Agreed Form duly executed by the Vendor in respect of the rights attaching to the Sale Shares;

(B)	procure that the Directors (other than the Continuing Directors) of the Company and the Subsidiaries shall retire from all their offices with the Company and the Subsidiaries, each delivering to the Purchaser a deed (in Agreed Form) made out in favour of each of the Company and the Subsidiaries of which he is a Director or the Secretary acknowledging that he has no claim outstanding for compensation or otherwise;

(C)	deliver to the Purchaser as agent for the Company and the Subsidiaries:

(1)	all the statutory and other books (duly written up to date) of the Company and each of the Subsidiaries (other than the Subsidiaries incorporated in Germany) and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s) (if any);

(2)	certificates in respect of all issued shares in the capital of each of the Subsidiaries; and

(3)	an extract containing information taken from the register of the title number relating to the Premises, together with a statutory declaration in Agreed Form relating to the loss of the original title deeds for the Premises;

(D)	deliver the Tax Deed duly executed by the Vendor;

(E)	deliver the Adrenalin Agreement and VM Player Agreement each duly executed by SeaChange International UK Limited and (i) the Company and Mobix Interactive Limited (in the case of the Adrenalin Agreement) and (ii) On Demand Management Limited (in the case of the VM Player Agreement);,

(F)	procure board meetings of the Company and of each of the Subsidiaries (other than the Subsidiaries incorporated in Germany and South Africa) to be held at which:

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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(1)	there shall be passed a resolution to approve, in the case of the Company, the transfers of the Sale Shares and (subject only to due stamping) to register in the register of members, each transferee as the holder of the shares concerned;

(2)	there shall be appointed as directors such persons as the Purchaser may nominate such appointments to take effect at the close of the meeting;

(3)	the accounting reference date of the Company and each of the Subsidiaries shall be changed to 31 December;

(4)	the resignations and acknowledgements of the directors referred to in paragraph 1(B) shall be tendered and accepted and each such acceptance to take effect at the close of the meeting; and

(5)	the Adrenalin Agreement and VM Player Agreement referred to in paragraph 1(F) shall be approved and entered into;

(G)	deliver to the Purchaser, certified as correct by the secretary of the relevant company, the minutes of each such board meeting;

(H)	deliver the Disclosure Letter duly executed by the Vendor;

(I)	deliver to the Purchaser evidence (to the Purchaser’s reasonable satisfaction) of the authority of any person signing on behalf of the Vendor;

(J)	deliver to the Purchaser statements of balances at a date not more than seven days prior to Completion with reconciliations to the Completion Date on all bank accounts of each Group Company (including any repayments of indebtedness made pursuant to clause 4.2(B)) and all current cheque books relating to such accounts; and

(M)	deliver to the Purchaser the retention account agreements in the Agreed Form relating to the Retention and the Special Retention, in each case duly executed by the Vendor and the Vendor’s Solicitors.

2.	Purchaser’s obligations

Subject to the performance by the Vendor of its obligations under paragraph 1, the Purchaser shall:

(A)	pay the Payment on Account by telegraphic transfer of same day available funds to the Vendor’s Account;

(B)	procure the payment by On Demand Management Limited of the First Vendor Debt Balance Payment by telegraphic transfer of same day available funds to the Vendor’s Account;

(C)	pay into the Retention Account the Retention by telegraphic transfer of same day available funds;

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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(D)	pay into the Special Retention Account the Special Retention by telegraphic transfer of same day available funds;

(E)	deliver a countersigned copy of the Disclosure Letter and a duly executed Tax Deed;

(F)	deliver to the Vendor evidence (to the Vendor’s satisfaction) of the authority of any person signing on behalf of the Purchaser; and

(G)	deliver to the Vendor the retention account agreements in the Agreed Form relating to the Retention and the Special Retention, in each case duly executed by the Purchaser and the Purchaser’s Solicitors.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Schedule 5: GENERAL WARRANTIES

1.	Interpretation

1.1	Construction

In this Schedule 5 where the context admits:

(A)	references to the “Company” shall include each of the Subsidiaries; and

(B)	where, in this Schedule 5 a term is defined in and for the purposes of a particular paragraph, the relevant definition shall apply for all other purposes of this Schedule 5

.

2.	Capacity and authority of the Vendor

2.1	Incorporation

The Vendor is a company incorporated and validly existing under the Laws of the jurisdiction in which it is incorporated.

2.2	Capacity and authority

The Vendor has the capacity and authority to enter into and perform this Agreement and any other agreement referred to herein to which it is or has agreed to become a party (the “Vendor Documents”) and this Agreement constitutes, and the Vendor Documents will, when executed and delivered, constitute binding obligations of the Vendor in accordance with their respective terms.

2.3	Breaches of agreements

Neither the entry into this Agreement nor its implementation will result in:

(A)	a breach of any provision of the constitution of the Vendor;

(B)	a breach of, or any default under, any material contractual obligation of the Vendor; or

(C)	a breach of any Laws or Authorisation.

2.4	Requirement for Authorisations

No Authorisation from any Authority which has not been obtained at the date of this Agreement is required by the Vendor in order to enable it to enter into and perform this Agreement.

2.5	Competing Interests

Neither the Vendor, nor any member of the Vendor’s Group or any Director has any interest in any other company which is in competition with the Company.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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3.	The Sale Shares

3.1	Ownership

The Vendor is the registered and sole beneficial owner of the Sale Shares free from any Encumbrances or third party claims of any other nature.

3.2	Share capital

(A)	The Sale Shares comprise the whole of the issued and allotted share capital of the Company and all of the Sale Shares are fully paid or credited as fully paid and have been properly and validly allotted. Schedule 3 contains true particulars of the issued share capitals of each of the Subsidiaries and all the shares there shown as issued are in issue fully paid or credited as fully paid, are beneficially owned and registered as set out therein free from any Encumbrances or third party rights of any other nature and have been properly and validly allotted.

(B)	Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, any share in the capital of the Company or any other Group Company (including an option or right of pre-emption or conversion).

4.	Incorporation and constitution

4.1	Due incorporation

The Company and each of the Subsidiaries is duly incorporated and validly existing under the Laws of the jurisdiction in which they are each incorporated.

4.2	Constitution

The copies of the Constitution of the Company and each Subsidiary annexed to the Disclosure Letter are each true and complete.

4.3	Register of members

The register of members of the Company contains true and complete records of the members of the Company and the Company has not received any notice or allegation that the register is incorrect or incomplete or should be rectified.

4.4	Statutory books and other records

(A)	The statutory books and minute books of the Company are up to date, in its possession and are true and complete in accordance with the law and the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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(B)	The Company has maintained complete and accurate books and records in respect of all matters required by law (including in respect of anti-bribery and corruption legislation).

4.5	Filings

All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies or to any other governmental or regulatory body or to any local authority have been properly prepared and filed and are true and complete.

4.6	Ultra vires transactions

The Company has not entered into any transaction ultra vires the Company or outside the authority or powers of the directors of the Company and is not in breach of the provisions of its articles of association.

4.7	Subsidiaries

The Subsidiaries are the only subsidiary undertakings of the Company and the Company has never had any other subsidiary undertakings. With the exception of the Subsidiaries, the Company does not own (and has never agreed to own) any shares or debentures in the capital of, nor does it have (nor has it ever agreed to have) any beneficial interest in, any other company or business organisation nor does the Company control or take part in (nor has it ever agreed to control or take part in) the management of any other company or business organisation.

5.	Loans owing to or by the Vendor and Directors

There is not now outstanding any loan or other indebtedness owing by the Company to any member of the Vendor’s Group or to any Director, nor is there any loan or other indebtedness owing to the Company by any such person except as set out in the Disclosure Letter.

6.	Authorisations

6.1	Authorisations held

The Company holds the Authorisations which are specified in the Disclosure Letter, copies of which are contained in the Data Room and such Authorisations constitute all material Authorisations required from any applicable Authority for the Company to conduct its business in the ordinary course in the manner and in each jurisdiction in which such business is conducted as at the date of this Agreement.

6.2	No notice of breach etc.

The Company has received no written notice that it has failed to comply with any of such Authorisations or that any of them is liable to be superseded, cancelled or revoked and, so far as the Vendor is aware, no Authorisation is so liable to be superseded, cancelled or revoked.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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6.3	No notice of failure to obtain

The Company has not received any written notice within the twelve months prior to the date of this Agreement alleging that any Authorisation required for the carrying on of its business has not been obtained.

7.	Litigation etc. and compliance

7.1	No current proceedings

Neither the Company nor any Subsidiary is at present engaged or involved in any action or proceeding (whether criminal or civil), arbitration, mediation, investigation or enquiry (“Proceedings”), no such Proceedings are pending or have been threatened by or against the Company or any Subsidiary and, so far as the Vendor is aware, there are no facts or circumstances which may give rise to any such Proceedings.

7.2	No historic proceedings

During the three years prior to the date of this Agreement no Proceedings have been commenced by or against the Company nor have any Proceedings been threatened, settled or compromised.

7.3	No outstanding judgments etc.

There is no judgment, award, order or decision outstanding or pending against the Company or any Subsidiary or their respective assets in any jurisdiction nor are they party to any undertaking or assurance given to any court, tribunal, arbitrator, governmental agency or other regulatory body which is still in force. So far as the Vendor is aware, there are no facts and circumstances which may result in the Company or any Subsidiary becoming subject to any such order, award, judgment or decision or being required to be a party to any such undertaking or assurance.

7.4	Compliance with laws

(A)	The Company has complied in all material respects with all applicable laws and regulations of the United Kingdom, the European Community or any foreign jurisdiction in which the Business is carried on.

(B)	There is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any court or any governmental agency of the United Kingdom, the European Community or any foreign jurisdiction which is likely to have a material adverse effect upon the assets or business of the Company.

7.5	Unlawful and immoral payments

Neither the Company nor any of its officers, agents or employees (past or present) in the course of his duties to the Company has:

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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(A)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement; or

(B)	offered or made an unlawful or immoral payment, contribution, gift or other inducement.

7.6	Anti-bribery and Corruption

Without prejudice to the generality of the remainder of this Part, the Company and its officers, employees and agents (past and present) in the course of their respective duties, and all Associates in the course of their role or duties on behalf of the Company or activities relating to the Business, have complied in all material respects with:

(A)	all applicable Anti-Bribery and/or Corruption Laws;

(B)	the Group’s anti-bribery and corruption policy (if any); and

(C)	any relevant anti-bribery and corruption obligations pursuant to any contract with any third party.

7.7	Investigations

The Company has not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Government Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Bribery and Corruption Laws. The Company has not received any notice, request or citation for any actual or potential non-compliance with any Anti-Bribery and Corruption Laws.

7.8	Government Officials and Governmental Entities

No officer, director or employee of the Company is a Government Official and no Government Official or Government Entity owns an interest (whether directly or indirectly) in the Company

8.	Solvency

8.1	Insolvency proceedings

Neither the Company nor the Vendor, as appropriate, has:

(A)	entered into any arrangement, standstill, deferral, reorganisation or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(B)	submitted to its creditors or any of them a proposal under Part I of the Insolvency Act 1986;

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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(C)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors whether under Part I of the Insolvency Act 1986 or otherwise;

(D)	made an application to the Court under s.425 Companies Act 1985 or s.896 Companies Act 2006 or resolved to make such an application;

(E)	presented a petition for its winding up or had a petition for its winding up threatened or presented against it which has not been withdrawn or had an order for winding up made against it or a provisional liquidator appointed in respect of it;

(F)	been the subject of a resolution for voluntary winding up or convened a meeting of its shareholders to consider a resolution for its winding up;

(G)	had an administrative receiver or receiver appointed in respect of all or any of its assets;

(H)	had served upon it a written demand under s.123(1)(a) Insolvency Act 1986 which has not been settled or disputed;

(I)	is or is deemed for the purposes of the Insolvency Act 1986 unable to pay its debts as they fall due or has stopped paying its debts as they fall due;

(J)	disposed of any interest in any property nor acquired any interest in any property pursuant to, or otherwise been party to, any transaction at an undervalue (within the meaning of section 238 of the Insolvency Act 1986) nor given or received any preference (within the meaning of section 239 of the Insolvency Act 1986) in either case during the two years preceding the date of this Agreement;

(K)	acquired any interest in property (or any interest deriving from such interest) in respect of which an order under section 238 or 239 of the Insolvency Act 1986 is likely to be made (whether in relation to the Company or in relation to any other person);

(L)	been party to any extortionate credit transaction (within the meaning of section 244 of the Insolvency Act 1986) during the three years preceding the date of this Agreement; or

(M)	disposed of any interest in any property nor acquired any interest in any property pursuant to, or otherwise been party to, any transaction at an undervalue (within the meaning of section 423(1) of the Insolvency Act 1986) for either of the purposes mentioned in section 423(3) of the Insolvency Act 1986, at any time.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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8.2	Insolvency orders and resolutions

Neither the Company nor the Vendor is:

(A)	the subject of an interim order under Schedule 1B Insolvency Act 1986 and none of them has made an application for such an order;

(B)	the subject of an administration order and no resolution has been passed by their respective directors or shareholders for the presentation of a petition for such an order and no petition for such an order has been presented or come into force; or

(C)	the subject of a resolution passed by their respective directors or shareholders for notice of the appointment of an administrator to be filed with the Court, or of a notice of appointment of an administrator filed with the Court by the holder of a floating charge or by the Company or the Vendor or their respective directors.

8.3	Unsatisfied judgments

No distress or execution has been levied against the Company or the Vendor or action taken to repossess goods in the Company’s or the Vendor’s possession which has not been satisfied in full. No unsatisfied judgement is outstanding against the Company or the Vendor.

8.4	Analogous events

No event analogous to any of the foregoing set out in paragraphs 8.1 or 8.2 has occurred outside England with respect to the Company or the Vendor.

9.	Accounts

9.1	Accounting practices

The Audited Accounts have been prepared and audited in accordance with all Relevant Accounting Standards, consistently applied and comply with the requirements of the Companies Act 2006.

9.2	True and fair view etc.

The Audited Accounts show a true and fair view as at the date to which they were prepared of the state of affairs, assets and liabilities and financial position of the Company and each of the Subsidiaries as at, and of their profit or losses for the accounting reference period ended on, the Balance Sheet Date.

9.3	Consistency

The Audited Accounts have been prepared and audited in accordance with the same accounting practices which were employed in the audited accounts of the Company and each of the Subsidiaries for the preceding three accounting reference periods, except where otherwise disclosed in the Audited Accounts or in the Disclosure Letter.

9.4	Management Accounts

(A)	True and complete copies of the Management Accounts have been disclosed.

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(B)	Having regard to the fact that such accounts are not audited and the purpose for which the Management Accounts were prepared:

(1)	the Management Accounts have been prepared by the Company with reasonable skill and care and on bases consistent with those adopted in the preparation of previous management accounts of the Company; and

(2)	the cumulative profits or losses, assets and liabilities stated in the Management Accounts are shown with reasonable accuracy and have not been materially mis-stated as at the balance sheet date of, and for the financial period covered by, such Management Accounts.

9.5	Locked Box Statement - policies

The policies set out in paragraphs 1(I) to 1(K) (inclusive) of Part III of Schedule 9 are consistent with those policies applied in relation to such relevant matters in both (i) the Audited Accounts and (ii) the Pro Forma Locked Box Statement.

10.	Company’s business and the effect of the sale

10.1	Business since the Balance Sheet Date

Since the Balance Sheet Date:

(A)	the Company has not allotted or issued or agreed to allot or issue any share capital;

(B)	the Company has not redeemed or purchased any of its share capital or agreed to do so;

(C)	no resolution in general meeting of the Company has been passed other than resolutions relating to ordinary business at annual general meetings;

(D)	the Company has not declared, made or paid a dividend or other distribution except as provided for in the Audited Accounts;

(E)	no change in the accounting reference period of the Company has been made;

(F)	the business of the Company has been carried on in the ordinary and usual course without any material interruption or material alteration in its nature, scope or manner and so as to maintain the same as a going concern;

(G)	the Company has not acquired or disposed of any material business or asset other than in the ordinary course of business and on arm’s length terms (or agreed to do so);

(H)	other than contracts and commitments entered into in the ordinary course of business, the Company has not assumed or incurred any material liability (actual or contingent), obligation, commitment or expenditure involving an amount in excess of £50,000, or agreed to do so;

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(I)	there has been no material adverse change in the financial or trading position of the Company and, so far as the Vendor is aware, no fact, matter, event or circumstance has occurred which is likely to give rise to any such change;

(J)	there have been no material increases or decreases in the levels of debtors or creditors or in the average collection or payment periods for debtors and creditors respectively;

(K)	the Company has not incurred or repaid or varied any inter-company loan from any member of the Vendor’s Group; and

(L)	the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan (including in each case intra-group) or agreed to do so.

10.2	Insurances

(A)	The Disclosure Letter sets out a list of all material insurance policies maintained by or on behalf of the Company. All premiums due and payable in respect thereof have been paid and the Company has not received any written notice that any of such insurance policies are not in full force and effect or void or voidable.

(B)	No claim, during the three years prior to the date of this Agreement, in excess of £30,000 has been made and is outstanding under any such insurance policies and, so far as the Vendor is aware, no circumstances exist which may give rise to any claim.

(C)	All of the assets of the Company which are of an insurable nature have at all material times been and are at the date of this Agreement insured against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Company has at all material times been and is now adequately covered against accident, third party liability, injury, damage and other risks normally covered by insurance by such companies.

10.3	Effect of Sale

Neither the execution nor the completion or performance of this Agreement or of any document to be executed pursuant to it will:

(A)	result in the Company losing the benefit of any material asset, licence, grant, subsidy, right or privilege which it enjoys in any jurisdiction;

(B)	so far as the Vendor is aware, conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of any person under, or relieve a person from an obligation under, any agreement, arrangement or obligation to which the Company is a party or any legal or administrative requirement in any jurisdiction;

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(C)	result in any material customer or material supplier being entitled to substantially reduce its existing level of business or to change, in any material respect, the terms on which it deals with the Company;

(D)	so far as the Vendor is aware, result in any officer or senior employee leaving the employ of the Company;

(E)	make the Company or the Purchaser liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement; or

(F)	result in the Company (i) continuing to be reliant in any way upon the Vendor (or any member of the Vendor’s Group) or any assets or services the use of which is contracted by the Vendor or any member of the Vendor’s Group, or (ii) the Vendor (or any member of the Vendor’s Group) continuing to be reliant in any way upon the Company for the purposes of carrying out their activities in the ordinary course of their businesses.

11.	The Company’s assets

11.1	Ownership and possession

(A)	The Company owns or is entitled to use all material tangible assets and property necessary for the purpose of carrying on its business as it is currently carried on.

(B)	The Vendor and each of the other members of the Vendor’s Group has no interest in any rights (other than rights as a shareholder in the Company) relating to the business or assets of the Company.

(C)	The Company is not reliant on any services provided by the Vendor or any member of the Vendor’s Group.

(D)	All of the assets owned by the Company or in respect of which the Company has a right of use are in the possession or under the control of the Company.

(E)	Where any assets are used but not owned by the Company or any facilities or services are provided to the Company by a third party, no event of default has occurred or is subsisting or has been alleged or, so far as the Vendor is aware, is likely to arise which would entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services.

11.2	Encumbrances

No material tangible asset or property of the Company is the subject of any Encumbrance (excepting any liens arising by operation of Law in the ordinary course of trading) or, save as disclosed in the Disclosure Letter, the subject of any leasing, hire, hire purchase, conditional sale or credit sale agreement.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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11.3	Intellectual Property and Information Technology

Intellectual Property

(A)	So far as the Vendor is aware, there is no Intellectual Property which is necessary for carrying on the Business other than (i) Intellectual Property of which the Company is the sole legal and beneficial owner (free from any Encumbrance); and (ii) the Licensed IP.

(B)	A complete and accurate list of all registered Intellectual Property owned by the Company (and applications therefor) is set out in the Disclosure Letter.

(C)	A list of all material licences of Intellectual Property granted by or to the Company is set out in the Disclosure Letter. As at the date of this Agreement, the Company is not obliged to grant any licences of Intellectual Property of which it is the owner to third parties.

(D)	All the material Business IP is sufficiently documented to allow its use by persons reasonably trained or experienced in using Intellectual Property of a type similar to the Business IP.

(E)	All Know-How that has been developed by the Company that is material to the Business has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality on the person to whom it was disclosed and subject to an obligation on that person not to use such Know-How other than for the purpose for which it was disclosed.

(F)	The Business IP other than the Licensed IP (i) is subsisting and, to the extent such Business IP is registered, the Company has, in its possession or under its control, documents to evidence the ownership thereof by the Company; and (ii) (a) so far as the Vendor is aware, is not being infringed and (b) nor has the Company received any written notice of any claim, opposition or action and, so far as the Vendor is aware, there is no circumstance which is likely to cause any such claim, opposition or action.

(G)	The Company has not received any written notice in the twenty-four months prior to the date of this Agreement alleging that any of the principal processes employed by or the principal products or services supplied by the Company infringe the Intellectual Property of any person.

(H)	So far as the Vendor is aware, the Licensed IP (i) is owned by the relevant licensor; and (ii) is not being infringed and nor is it the subject of any claim, opposition, court order or action.

(I)	In relation to IP Agreements (i) each of the IP Agreements which is material to the Business is in full force and effect and there exist no grounds upon which any of them may be terminated by any party; (ii) neither the Company, nor so far as the Vendor is aware, any other third party to any of the IP Agreements which is material to the Business, is in default; and (iii) the Company has neither given nor received notice of termination of any IP Agreements which are material to the Business.

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(J)	Completion will not entitle any party to any IP Agreement which is material to the Business to exercise any rights (whether of termination or otherwise) which would not otherwise have arisen nor, as a result of Completion, will any such party be relieved of any obligations under any such IP Agreement or the Company incur any liability to any person which would not otherwise have arisen.

(K)	Where information of a confidential nature has been developed or acquired by the Company for the purposes of the Business in the five year period prior to the date of this Agreement, such information (except in so far as it has fallen into the public domain through no fault of the Company or the Vendor’s Group) has been kept confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. So far as the Vendor is aware, there has been no breach of such confidentiality obligations by any third party in relation to information of a confidential nature which is material to the Business.

(L)	The Company and the Subsidiaries have not paid any sums to copyright collecting agencies or similar organisations anywhere in the world and, so far as the Vendor is aware, has no liability to do so as at the date of this Agreement.

(M)	Each of the Company and Mobix Interactive Limited has the rights, power and privileges to execute, deliver and perform its obligations under the Adrenalin Agreement, including the assignments made and the licenses granted therein. So far as the Vendor is aware, the intellectual property assigned by the Company and Mobix Interactive Limited in the Adrenalin Agreement does not, to any extent whatsoever in the manner in which such was used by the Company and Mobix Interactive Limited prior to Completion, breach, infringe, contravene or interfere with any intellectual property or other proprietary rights of any other person.

Information Technology

(N)	The IT Systems (i) perform in accordance with their specifications and do not contain any defect or feature which may materially adversely affect their performance; and (ii) are substantially adequate for the current requirements of the Business in terms of functionality, capacity and performance.

(O)	Material components of the IT Systems are covered by warranty and/or maintenance arrangements which the Vendor reasonably believes are adequate for the requirements of the Business and sufficient to remedy or compensate any material defect.

(P)	The Company has in place adequate disaster recovery and security arrangements in relation to the IT Systems.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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(Q)	In the 12 months prior to the date of this Agreement, the Company has not suffered any failure, virus or bug in, or breakdown of, any part of the IT Systems which has caused any material disruption or material interruption to its use by the Company.

(R)	The Vendor has disclosed to the Buyer complete and accurate copies of any material agreement or commitment entered into by the Company in respect of any planned upgrade or new acquisition of the IT Systems.

(S)	The Software which is Licensed IP, other than standard “off-the-shelf” business software, is the subject of source code escrow arrangements entitling the Company access to such source code if its supplier (i) becomes insolvent; (ii) materially breaches its support and/or maintenance obligations to the Company; or (iii) is unable or refuses to provide maintenance services at competitive cost levels.

(T)	All the material Business Information is (i) sufficiently documented to allow its use by persons reasonably trained or experienced in using information of a type similar to the Business Information; and (ii) is recorded, stored, maintained or operated or otherwise held by the Company and the use of or access to such material Business Information is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Company.

(U)	The Company has complied in all material respects with the provisions of the Data Protection Act 1998 and any equivalent legislation in any other jurisdiction to which the Company or any of the Subsidiaries has been or is subject.

11.4	Premises

References in this paragraph to the “Town and Country Planning Legislation” shall mean the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008 and any other town and country planning or related legislation and any statute amending, consolidating or replacing any of the aforementioned acts for the time being in force and reference to the “Existing Use” means the actual use to which the Premises are presently put as referred to in Schedule 8 and all buildings constructed on the Premises as at the date of this Agreement.

(A)	The particulars of the Premises appearing in Schedule 8 are true, complete and accurate in all material respects and show all the real estate owned, controlled, used or occupied by the Company.

(B)	The Company does not have any interest in any land or buildings other than the Premises and the Company has not agreed to acquire ownership of or any interest in any such land or buildings.

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(C)	The Company has title to the Premises and is the sole legal and beneficial owner of the Premises and the Vendor is not aware of any facts that would render the Premises unmarketable.

(D)	No further land transaction return in relation to SDLT is required in respect of any transaction involving the Premises which has an effective date prior to the date of this Agreement, nor has the Vendor previously entered into another transaction an effect of which would be to increase the amount of SDLT payable in respect of the Premises. All SDLT liabilities relating to the Premises have been discharged and there are no further SDLT payments to be made in respect of any transaction involving the Premises.

(E)	The Company occupies and uses the Premises only for the purpose of conducting its business and has quiet enjoyment thereof and occupies or uses no other land or buildings for such purpose.

(F)	There are no disputes, claims, actions, demands, notices or complaints in respect of the Premises or its use which are outstanding and, so far as the Vendor is aware, none are anticipated by the Company.

(G)	There is no actual or contingent liability on the part of the Company arising directly out of any lease, agreement for lease, assignment, transfer, conveyance, licence or other deed relating to any estate or interest in any land or buildings previously held by the Company as an original lessee or underlessee or any guarantee given by the Company in favour of any lessor in relation to a lease or underlease which is not one granted or held by the Company or a Subsidiary.

(H)	The Premises are free from any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating) rent charge, lien or other right in the nature of security and any agreement for sale, estate contract, option, right of pre-emption or right of first refusal, and, so far as the Vendor is aware, there is no circumstance which (with or without the taking of other action) would entitle any third party to exercise a right or power of entry or to take possession and the Premises are not subject to any lease, tenancy or other right of occupation in favour of any third party.

(I)	The Premises have the benefit of the legal rights and easements necessary for the use and enjoyment of the Premises for the Existing Use free from unusual or onerous conditions or restrictions or any right to terminate or curtail them.

(J)	The Existing Use of the Premises is the lawful use under the Town and Country Planning Legislation and the planning permissions authorising the Existing Use are free from unusual or onerous conditions and permanent. None of the consents and permissions relating to the Existing Use is subject to an existing challenge to their validity and none were issued within the period of three months immediately preceding the date of this Agreement. The Vendor has not been notified of any breaches of any of the terms of any planning agreement or planning obligation in relation to the Premises and, so far as the Vendor is aware, all obligations in such documents have been substantively complied with so that nothing material remains to be done and no payments are extant pursuant to such agreements or obligations.

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(K)	The Vendor has not been notified of any breach of any Town and Country Planning Legislation or failure to obtain any necessary consents and permissions required thereunder in respect of any development carried out on the Premises.

(L)	The Vendor has not been notified of any breaches of current or previous legislation or regulations, orders, notices or directions made under such legislation capable of enforcement affecting the Premises.

(M)	So far as the Vendor is aware, (i) there are no agreements, rights, easements, liberties, privileges, advantages, interests, covenants, conditions, restrictions which conflict with the Existing Use of the Premises or adversely affect its value, and (ii) the Premises is not subject to the payment of any outgoings other than the usual rates and utility charges.

(N)	The Vendor has not been notified of any material breaches of any covenants or agreements affecting the freehold to the Premises.

(O)	The Premises are in a state of repair and condition fit for the Existing Use.

(P)	The Company has not made any payment pursuant to the overage provisions of the sale agreement dated 3 June 2008 pursuant to which the Company acquired the Premises nor is any such payment outstanding at the date of this Agreement and, so far as the Vendor is aware, no circumstances exist (including the occurrence of Completion) which are likely to give rise to any such payment becoming due.

12.	Contracts

12.1	Customers and suppliers

(A)	No material supplier to the Company has, during the last 12 months, ceased or indicated an intention to cease (or to reduce the volume of) trading with the Company or to increase prices materially nor, so far as the Vendor is aware, is likely so to do.

(B)	No material customer of the Company has, during the last 12 months, ceased or indicated an intention to cease (or to reduce the volume of) trading with the Company nor, so far as the Vendor is aware, is likely so to do.

12.2	Disclosed contracts

Complete and accurate copies of all the material Contracts have been disclosed, including any agreement or arrangement which:

(A)	is in the nature of a partnership, joint venture or consortium arrangement or agreement or any agreement for sharing commissions or other income;

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(B)	is liable to be terminated by another party, or under which rights of any person are liable to arise or be affected as a result of any change in the control, management or shareholders of the Company;

(C)	is of a long-term nature (that is to say, unlikely to have been fully performed, in accordance with its terms, more than one year after the date on which it was entered into);

(D)	is of a loss-making nature (that is to say, now known to be likely to result in a loss on completion of performance or to result in a failure to achieve the budgeted profit margin);

(E)	limits or excludes the right of the Company to do business and/or to compete in any area or in any field or with any person;

(F)	is of an unusual or abnormal nature or entered into otherwise than on an arm’s-length basis or otherwise than in the ordinary and normal course of its trading;

(G)	cannot readily be fulfilled or performed by the Company in accordance with its terms without undue or unusual expenditure or effort;

(H)	involves payment by reference to fluctuations in the index of retail prices or any other index, or in the rate of exchange for any currency;

(I)	is incapable of termination in accordance with its terms by the Company on 60 days’ notice or less;

(J)	involves, or is likely to involve, an aggregate outstanding or potential expenditure by the Company of more than £50,000;

(K)	is an agreement to which the Vendor or any member of the Vendor’s Group is a party or in which the Vendor or any member of the Vendor’s Group (or any director of such company) (or any person connected with any of them) is interested or from which any such person takes benefit (directly or indirectly);

(L)	places the Company under any prospective or contingent liability in respect of any disposal by the Company of any of its assets;

(M)	is an agreement for which shareholder approval is or was required under the Companies Act 2006;

(N)	is having, or is likely to have, a material adverse effect on the financial or trading position of the Company; or

(O)	establishes any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement to which the Company is a party, including any agreement or arrangement that confers any power of attorney or other authority to any person to enter into any Contract on behalf of the Company (other than to directors or employees to enter into routine trading contracts in the normal course of their duties).

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12.3	Validity and performance of Contracts

In relation to each of the Contracts referred to in paragraph 12.2:

(A)	so far as the Vendor is aware, there are no grounds for its invalidity, termination, avoidance, rescission or repudiation;

(B)	no party has given notice to terminate it nor has sought to repudiate or disclaim it nor, so far as the Vendor is aware, intends to do so nor has any party sought to suspend its performance (for whatever reason);

(C)	(other than amendments to territorial application and platforms) no party has sought to materially vary or renegotiate it nor, so far as the Vendor is aware, intends to do so;

(D)	no party is in material breach of it nor is there any material delay in its implementation; and

(E)	so far as the Vendor is aware, there are no facts or circumstances which are likely to give rise to any of the above and no party has made any allegation of any material breach nor made any material complaint regarding the performance or non-performance of such agreement, arrangement or obligation.

12.4	Tender offers

No bid, tender, proposal or offer given or made by the Company on or before the date of this Agreement and still outstanding is capable of giving rise to an agreement or arrangement of the kind described in paragraph 12.2 merely by a unilateral act of another person.

12.5	Defective services

(A)	There is no claim and, so far as the Vendor is aware, there are no circumstances which may lead to any claim, against the Company for deficient or defective services, work or materials or for breach of representation, warranty or condition or for delays in delivery or completion of contracts or for deficiencies of design or performance or otherwise relating to liability for services sold or supplied by or on behalf of the Company.

(B)	The Company has not agreed to deliver replacement services after the date of this Agreement or to re-perform the same free of charge or otherwise than at arm’s length rates or to issue a credit note, money-back guarantee or write-off or reduce indebtedness in respect thereof.

13.	The Company and its bankers

13.1	Borrowing limits

The total amount borrowed by the Company and now outstanding does not exceed any limitation on its borrowing powers contained in its Articles of Association, or in any loan agreement, debenture, loan stock deed or other instrument to which the Company is a party.

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13.2	Loan capital etc.

The Company does not have outstanding any loan capital, nor has it factored or discounted any of its debts or engaged in financing of any kind which would not be required to be shown or reflected in the Audited Accounts.

13.3	Loans by the Company

Other than trade credit in the ordinary course of its business, the Company has not lent any money which has not been repaid.

13.4	Terms and continuation of facilities

(A)	There are contained in the Data Room copies of all material documents setting out the terms of all term loans, overdrafts and other financial facilities or arrangements relating to the management of any interest rate or exchange rate liability, in each case which are outstanding or available to the Company (the “Facilities”).

(B)	The total amount borrowed by the Company under any Facility does not exceed the amount thereof.

(C)	The Company is not in material breach of the terms of any of the Facilities and nothing has been done or omitted to be done by the Company whereby the continuance of any such Facilities in full force or effect might be affected or prejudiced.

(D)	None of the lenders of any of the Facilities has taken any steps to require the early payment of any indebtedness due thereunder or threatened to do so in writing.

(E)	There is not outstanding any guarantee, indemnity, security, bond, letter of credit, letter of comfort or other similar obligation given by or for the benefit of the Company.

(F)	None of the Facilities may according to its terms be terminated as the result of the acquisition of all or any of the Sale Shares by the Purchaser.

13.5	Bank accounts

All bank and deposit accounts of the Company are listed in the Disclosure Letter.

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14.	Directors and Employees

14.1	Directors

Schedule 2 and Schedule 3 show the full names of every person who is a Director of the Company or any Subsidiary. No other person is a Director of the Company or any Subsidiary.

14.2	Employees and their contracts

The Data Room contains:

(A)	a true, complete and accurate list of all the employees of the Group together with their respective job titles, start dates, current salaries, location and employer. The Group does not employ or engage any other employees, workers or consultants other than the employees listed pursuant to this paragraph 14.2(A);

(B)	copies of the service agreements or terms of engagement of all the Directors and of employees of the Group earning in excess of £100,000 (or its equivalent in another currency) per annum;

(C)	standard terms and conditions of employment applicable to all employees of the Group other than those employees mentioned in paragraph 14.2(B). All such employees are employed on terms that are materially similar to those standard terms and conditions; and

(D)	all staff handbooks and material written policies which apply to any of the employees of the Group.

14.3	Incentive schemes

The Data Room contains a list of all incentive, share option, share incentive, profit sharing, bonus schemes or other incentive or benefit schemes available to directors and employees of the Group, together with the documents relating to each scheme, a list of the participants in each scheme (to the extent that the participants are directors or employees of the Group) and a list of awards made to each of them.

14.4	Notice periods

(A)	All contracts of service or for services with Directors or employees of the Group can be terminated in accordance with their terms on three months’ notice or less without giving rise to any claim for damages or compensation (other than any which may be claimed by statute).

(B)	No Director or employee of the Group earning in excess of £100,000 per annum (or its equivalent in another currency) is under notice of dismissal nor has given notice to terminate his or her contract of employment.

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14.5	Offers of Employment

No Group Company has made any outstanding written offer of employment to, nor agreed to employ, any person who is not an employee of the Group as at the date of this Agreement.

14.6	Pay increase and reviews

Since the Balance Sheet Date none of the Directors or employees of the Group has received any increase in his or her remuneration or benefits. No remuneration reviews or negotiations for an increase in the remuneration or benefits of any such Director or employee are current or due to take place within the next six months.

14.7	Assurances etc.

(A)	So far as the Vendor is aware, no assurances or undertakings (whether legally binding or not) have been given to any Director or employee of the Group as to the continuation, introduction, increase or improvement of any of his or her material terms and conditions of employment or his or her remuneration or benefits.

(B)	No employee or Director of the Group will be entitled to receive any payment, right or benefit arising out of or in connection with this Agreement on Completion.

14.8	Loans

There are no outstanding loans made by any Group Company to any of its employees (other than loans not exceeding £5,000 relating to season ticket travel arrangements).

14.9	Residences

No Director or employee of the Group resides in or occupies any land or building owned, leased or available for the use of the Group or any member of the Vendor’s Group.

14.10	Redundancy

No Group Company has any obligation to make any additional redundancy payment on the dismissal of any of its employees which is in excess of the statutory redundancy payment to which he or she would otherwise be entitled.

14.11	Outsourcing

No Group Company is a party to any outsourcing arrangements.

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14.12	Trade unions

(A)	There is no collective labour agreement (whether binding or not) between any Group Company and any trade union and no Group Company recognises a trade union or has a works or supervisory council or other formal representative body representing its employees.

(B)	No Group Company has received any application for recognition of a trade union or valid request for information and consultation procedures pursuant to the Information and Consultation of Employee Regulations 2004.

14.13	Compliance

(A)	The Company has complied with all its material obligations to or in respect of all its employees and former employees arising out of or in connection with their material terms and conditions of employment and/or with any relevant legal or regulatory requirements.

(B)	No amount due to or in respect of any employee or former employee is in arrears and unpaid (including holiday pay and bonuses) other than salary and pension contributions for the month current at the date of this Agreement.

(C)	The Company has maintained adequate, relevant and accurate material records relating to its employees and former employees.

14.14	Disputes

There are no, nor at any time during the 12 months preceding the date of this Agreement have there been any, disputes or claims, or material enquiries or, so far as the Vendor is aware, third party investigations relating to the employees, employee representatives, workers, Directors or consultants, whether current, former or prospective, of any Group Company nor are any such disputes, claims, enquiries or investigations pending or threatened or, so far as the Vendor is aware, likely to arise.

14.15	Absence and right to return

(A)	No employee is absent on maternity or paternity leave or has given notice to any Group Company of his or her intention to go on maternity or paternity leave or has been absent (other than on holiday) for a period of more than four weeks at any time during the 12 months preceding the date of this Agreement owing to sickness or otherwise.

(B)	So far as the Vendor is aware, no person previously employed by any Group Company has a right to return to work or a right to be reinstated or re-engaged by any Group Company.

14.16	TUPE

No Group Company has been a party to a “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 at any time during the three year period preceding the date of this Agreement.

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14.17	Immigration

All employees of the Group have the required permission to work in the relevant jurisdiction and each Group Company has, to the extent required, complied with its material obligations under any relevant immigration rules in relation to checking and maintaining adequate records of its employees’ entitlement to work in the jurisdiction.

14.18	Pensions

In this paragraph 14.18 “Scheme” means the SeaChange International UK Limited Group Personal Pension Scheme provided by Scottish Widows.

(A)	Save for the Scheme there is not now any agreement or arrangement (whether or not legally enforceable), for the payment by the Company of, or payment by the Company for contributions towards, a pension, allowance, lump sum or other similar benefit on retirement, death, or termination of employment of any past or present Director or employee of the Company for the benefit of such Director or employee or any of their respective dependents.

(B)	All material details of the Scheme have been disclosed.

(C)	The Company has materially complied with all applicable laws, regulations and requirements relating to the Scheme.

(D)	The Company has at all times materially complied with the applicable requirements of the Welfare Reform and Pensions Act 1999 relating to the provision of stakeholder pensions.

(E)	None of the Scheme, the Company nor the Vendor is engaged in or involved in any litigation, arbitration or tribunal proceedings which relate to or are connected with Scheme or the benefits under it and no such proceedings are pending or threatened and, so far as the Vendor is aware, there are no facts likely to give rise to any such proceedings.

(F)	All employer contributions and other amounts relating to the Scheme (excluding any Tax) which have fallen due for payment by the Company have been paid other than employer contributions for the month current as at the date of this Agreement.

(G)	All benefits payable, or prospectively or contingently payable under the Scheme are “money purchase benefits” within the meaning of section 181(1) of the Pensions Schemes Act 1993 (as prospectively amended by section 29 of the Pensions Act 2011).

(H)	No financial support direction or contribution notice has been issued by the Pensions Regulator under section 43 or 38 of the Pensions Act 2004 respectively against the Company.

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(I)	The Company is not, nor has been at any time since 27 April 2004, connected with or an associate of any other company which participates, or has participated, in a scheme to which section 38 or 43 of the Pensions Act 2004 applies. For these purposes, “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively.

(J)	Details of the benefits payable in respect of any Director or employee of the Company on their death in service or incapacity have been disclosed.

(K)	No past or present Director or employee is entitled to any enhanced terms as to the payment of Relevant Benefits (whether under the Scheme or otherwise) if he takes early retirement or is made redundant (or as a result of having taken early retirement or being made redundant) whether following the transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 applies or otherwise. “Relevant Benefits” has the meaning given to it in section 393B(1) of Income Tax (Earnings and Pensions) Act 2003, with the omission of the exclusions set out in section 393B(2) of that Act.

14.19	Vendor Group employees and directors

Other than Tony Kelly (prior to his resignation at Completion) and Raghavendra Rau, no director or material employee of any Group Company is an employee or director of any member of the Vendor Group or any company which has, in the 24 months before the date of this Agreement, been a member of the Vendor Group (other than the Company and the Subsidiaries).

15.	Competition law matters

Neither the Company nor any of the Subsidiaries is or has at any time during the period of 10 years prior to the date of this Agreement been:

(A)	party to or engaged in any agreement, arrangement, understanding, practice or conduct (unilateral or otherwise) which was or is an infringement of Competition Law;

(B)	affected by any existing or pending report, decision, judgment, order, undertaking, commitment, assurance or similar measure made, taken or obtained by or given to any tribunal or court in relation to Competition Law or any Competition Authority;

(C)	the subject of, or involved in any inquiry or other proceeding (whether formal or informal) or, so far as the Vendor is aware, any investigation, by or before any tribunal or court in relation to Competition Law or any Competition Authority, nor is it in receipt of any complaint from any third party alleging breach of Competition Law;

(D)	in receipt of any payment, guarantee, financial assistance or other form of state aid which fell within the scope of Article 107 of the TFEU or any similar laws which are or have been applicable to the Company or any of its Subsidiaries, nor is any such aid currently being applied for with a view to benefitting the Company or any of its Subsidiaries; or

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(E)	been party to or, so far as the Vendor is aware, affected by any contract awarded in breach of Public Procurement Law or which has been varied or extended in breach of Public Procurement Law.

16.	Environmental, health and safety

(A)	No material matters relating to health and safety or to the environment (“EHS Matters”) exist or have arisen out of the business of the Company or exist or have arising at, under or from the Premises (or any other properties owned, occupied or controlled at any time by the Company) which could give rise to any fines, penalties, losses, damages, costs, expenses or liabilities or could require any works.

(B)	The Company is not nor has it been involved in any litigation, proceedings, prosecutions, dispute resolution or settlement agreements that concern EHS Matters, none are threatened and, so far as the Vendor is aware, none are likely to arise. At no time has the Company received any notice, claim, complaint or other communication alleging a breach of law or liability in relation to EHS Matters.

(C)	Details and where available copies of all audits and other assessments, reviews, reports, investigations and test results regarding the EHS Matters (including but not limited to asbestos surveys), which relate to the business of the Company, the Premises and any other property owned, occupied or controlled at any time by the Company are contained in the Data Room.

17.	Miscellaneous

17.1	Success Fees

The Company is not liable to pay, in connection with the sale of any of the Sale Shares or otherwise in connection with this Agreement:

(A)	any success or other fee, brokerage or commission; or

(B)	any sum whatsoever to any of its Directors, employees, agents or advisers (past or present).

17.2	German Partnership

In respect of the German Partnership:

(A)	no party is in breach of any of the Partnership Documents nor has any party made any allegation of breach against the other nor made any complaint regarding performance or non-performance of any of the Partnership Documents and, so far as the Vendor is aware, there are no facts or circumstances likely to give rise to any such breach or complaint;

(B)	no party has given notice to terminate the German Partnership and, so far as the Vendor is aware, there are no facts or circumstances likely to give rise to any such notice of termination being given or received;

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(C)	no Group Company has any obligation or liability to make any capital contributions to the German Partnership;

(D)	no Group Company is liable as at the date of this Agreement to make any payments in respect of any acts or omissions of the German Partnership and, so far as the Vendor is aware, there are no facts, matters, events or circumstances existing which are likely to give rise to any Group Company becoming so liable;

(E)	in relation to the Services Agreements, no party is in breach of it and, so far as the Vendor is aware, there are no facts and circumstances which are likely to give rise to any such breach, nor has any party made any material complaint regarding the performance or non-performance of the Services Agreements; and

(F)	the disclosure letter contains accurate details of the balances on each of the following partners accounts for each of the partners in the German Partnership as at 30 April 2012:

(1)	Capital Account;

(2)	Current Account;

(3)	Reserve Account; and

(4)	Loss Carry Forward Account,

and there have been no changes to such balances since 30 April 2012.

17.3	Historic acquisitions and disposals

In relation to any acquisitions or disposals of any shares in any entity, or of any business, which have been made by any Group Company prior to Completion:

(A)	there are no outstanding liabilities of any Group Company, whether in respect of warranties, indemnities or any additional consideration or other payment obligations; and

(B)	there are no outstanding claims which have been made by any Group Company in connection with any such acquisitions or disposals nor, so far as the Vendor is aware, are there any facts, matters, events or circumstances existing which are likely to give rise to any such claim.

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Schedule 6: TAX WARRANTIES

1.	Interpretation

In this Schedule 6, where the context admits:

“CTA 2010” means the Corporation Tax Act 2010.

“HMRC” means HM Revenue & Customs.

“ICTA” means the Income and Corporation Taxes Act 1988.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“TIOPA” means the Taxation (International and Other) Provisions Act 2010.

References to the “Company” shall include each of the Subsidiaries.

2.	General

2.1	Provision or reserve (as appropriate) has been made in the Audited Accounts for all Tax liable to be assessed on the Company or for which the Company is accountable in respect of all income, profits or gains earned, accrued or received on or before the Balance Sheet Date or deemed to have been or treated for taxation purposes as earned, accrued or received on or before the Balance Sheet Date, and in respect of any event occurring or deemed to have occurred on or before the Balance Sheet Date.

2.2	Since the Balance Sheet Date, no Tax has or may have arisen to the Company other than in respect of normal trading income arising in the ordinary course of the Company’s business.

2.3	The Company has not taken part in any arrangements in respect of which any disclosure has been made or any information provided in compliance with Part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes) or Schedule 11A Value Added Tax Act (disclosure of avoidance schemes) or any regulations made under that part or that schedule.

2.4	The Company is not, and, so far as the Vendor is aware, will not become in respect of periods, part periods or events falling or occurring before Completion, liable to pay, or to pay any amount in respect of any Tax which is primarily chargeable to any other person (for the avoidance of doubt, other than the Company or another Subsidiary). The Company is not liable as an agent, permanent establishment or prescribed person for any Tax liability of another person.

2.5	This Agreement and the implementation of the transactions contemplated by this Agreement, will not result for any tax purposes in the deemed disposal, realisation or assignment of any of the assets or liabilities of the Company.

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2.6	The Company is not and has not been party to any transaction or arrangement under which it may be or has been required to compute its profits or losses for tax purposes as if arm’s length terms had been made or imposed instead of the actual terms, or otherwise to make any adjustment for tax purposes to the terms on which the transaction or arrangement took place. The Company has sufficient information and records to enable it to comply with, or establish that it is not subject to the operation of, schedule 28AA ICTA 1988 and Part 4 TIOPA or any similar legislation in any jurisdiction outside the United Kingdom.

3.	Returns and Compliance

3.1	The Company has made all returns required for Tax purposes and none of such returns is being or, so far as the Vendor is aware, will be disputed by HMRC or other tax authority.

3.2	The Company has prepared, kept and preserved full, sufficient, accurate and up-to-date records as required by law and to enable it to deliver correct and complete returns and to calculate any present or, so far as possible, future liability for Tax of the Company.

3.3	Neither the Company, nor any of its directors or officers in their capacity as such, have within the last six years paid or become liable to pay, nor, so far as the Vendor is aware, are there any circumstances which may cause any of them to become liable to pay, any penalty, fine, surcharge or interest in connection with Tax.

3.4	No tax authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or published extra-statutory concessions) in relation to the Company’s affairs.

4.	Payment of Tax

4.1	The Company has paid all Tax that it has become liable to pay and has not incurred any liability to pay any fine, penalty or interest in respect of Tax.

5.	VAT

5.1	The Company has complied with all Laws relating to VAT, has made and accounted for all payments of VAT due from it, has made and delivered all required VAT returns to HMRC, is not liable to pay any penalties for non-payment of VAT and has not been required to give security in respect of VAT.

5.2	The Company is not and has never been treated for the purposes of sections 43 to 43C Value Added Tax Act 1994 (groups of companies) as a member of a group.

6.	Groups of Companies

6.1	Save as set out in the Disclosure Letter with express reference to this warranty, there are no claims to or surrenders of group relief (within the meaning of Part 5 CTA 2010 or, in respect of accounting periods ending before 1 April 2010, section 402 ICTA) by or to the Company which have yet to be finally agreed or determined, and no payments for group relief (within the meaning of Part 5 CTA 2010 or, as the case may be, section 402(6) ICTA) by or to the Company which remain outstanding or could be reduced or increased.

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6.2	The Company is not, and has not within the last six years been, party to any such arrangement as is mentioned in section 36 Finance Act 1998 (group payment arrangements).

7.	Close companies

7.1	The Company is not and has never been a close company within the meaning of Part 10 CTA 2010 or, for accounting periods ending before 1 April 2010, section 414 ICTA (close companies).

8.	Employees

8.1	The Company has complied fully with its legal obligations relating to PAYE and National Insurance contributions and any similar amounts payable to a taxation authority outside the United Kingdom.

8.2	No Tax has arisen or is likely to arise to the Company as a result of any person acquiring, holding or disposing of shares or securities or an interest in shares or securities where the right or opportunity to acquire the same is or was available by reason of employment.

8.3	No relevant step (within the meaning of Part 7A ITEPA has been taken in pursuance of, or in connection with, arrangements concerned with the position of rewards or recognition or loans in connection with any employee or former employee (or any associate of such persons) of the Company.

8.4	Any amounts paid by the Company to, or for the direct or indirect benefit of, a person who is or who may be regarded by any taxation authority as an employee of the Company, or who would be regarded as such an employee but for the involvement of an intermediary company, has been made to that person directly and not to any company or other entity associated with that person.

8.5	No Tax has arisen or is likely to arise to the Company by reason of any legal provision relating to managed service companies (as defined in section 61B ITEPA).

9.	Stamp taxes

9.1	There is no instrument to which the Company is a party, or which is necessary to establish the Company’s rights or the Company’s title to any asset, which is or could become liable to stamp duty (or any similar duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant duty or tax has not been paid.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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10.	International

10.1	The Company is and always has been resident only in the jurisdiction in which it is incorporated as specified in Schedule 2 or 3 under the heading “Jurisdiction” for Tax purposes and for the purposes of any double taxation agreement. The Company is not liable to, and has at no time incurred any, Tax in any jurisdiction other than the jurisdiction in which it is incorporated.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Schedule 7: VENDOR PROTECTION

1.	Interpretation

1.1	Definitions

In this Schedule 7, where the context admits:

“Relevant Claim” means any claim for breach of any of the Warranties (other than the Title and Capacity Warranties) or under or in respect of the Tax Deed.

“Tax Claims” means a claim under the Tax Deed.

2.	Financial limits

2.1	Aggregate limit

(A)	Subject to paragraph (C), the maximum aggregate liability of the Vendor in respect of all Relevant Claims (other than the Title and Capacity Warranties) shall be limited to US$10,800,000.

(B)	Subject to paragraph (C), the maximum aggregate liability of the Vendor in respect of the Title and Capacity Warranties shall be limited to the aggregate price for the Sale Shares as described in clause 3.1.

(C)	The maximum aggregate liability of the Vendor for all Relevant Claims and other claims under this Agreement shall be limited to the aggregate price for the Sale Shares as described in clause 3.1.

2.2	Thresholds

The Vendor shall not be liable in respect of a Relevant Claim (excluding any Tax Claims) unless:

(A)	the liability of the Vendor in respect of that Relevant Claim (ignoring any liability for costs, expenses and interest) exceeds US$25,000 (a “De Minimis Claim”). For the purposes of calculating claims towards any De Minimis Claim, there shall be included and aggregated the amount of any other claim in respect of or arising from the same fact, matter, event or circumstance; and

(B)

the aggregate liability of the Vendor in respect of all such Relevant Claims (excluding any for which liability is excluded by paragraph 2.2(A)) exceeds US$200,000 in which case the Vendor shall, subject to the other limits contained in this Schedule, be liable for the whole amount and not just the amount in excess of US$200,000.

2.3	Liability

For the purpose of paragraph 2.2, the liability of the Vendor in respect of a Relevant Claim (other than a Tax Claim) shall mean the amount in respect of the Relevant Claim (other than a Tax Claim) for which the Vendor is liable, as agreed by the Vendor and the Purchaser in writing or determined by a court of competent jurisdiction from which no appeal is available (or has ceased to be available without any such appeal having been made).

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3.	Time limits

3.1	Notice to the Vendor

The Vendor shall have no liability in respect of any Relevant Claim (other than a Tax Claim) unless the Purchaser shall have given notice in writing to the Vendor of such claim specifying (in reasonable detail, so far as such details are known to the Purchaser and provided that any failure by the Purchaser to specify such details shall not prejudice the claim in question) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s bona fide estimate of the loss thereby alleged to have been suffered by it), such notice to be given within 60 days after the Purchaser becomes aware of the claim and in any event not later than:

(A)	the sixth anniversary of the end of the accounting period in which Completion takes place, in the case of a Relevant Claim in respect of any of the Tax Warranties;

(B)	the third anniversary of Completion, in the case of a Relevant Claim in respect of the Warranties set out in paragraphs 7.5, 7.6, 7.7 and 7.8 (Anti-Bribery and Corruption Laws) of Schedule 5;

(C)	the second anniversary of Completion, in the case of a Relevant Claim in respect of any of the Warranties set out in paragraph 7.4 (Compliance with Laws) and paragraphs 11.3(A) to 11.3(L) (inclusive) (Intellectual Property) of Schedule 5; or

(D)	the date falling 18 months from the date of Completion in the case of any other Relevant Claim (other than a Tax Claim).

3.2	Commencement of proceedings

All and any liability of the Vendor in respect of any Relevant Claim (other than a Tax Claim or a claim under the Tax Warranties) notified to it in accordance with paragraph 3.1 shall (if such Relevant Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of six months from the date of such notification of the Relevant Claim unless the Purchaser shall within such period have issued and validly served on the Vendor proceedings in respect of such Relevant Claim.

4.	Matters reflected in Audited Accounts and the Management Accounts

The Vendor shall not be liable in respect of a Relevant Claim (other than a Tax Claim) to the extent that specific allowance, provision or reserve in respect of the matter giving rise to the Relevant Claim or a specific category of such matters was explicitly made in the Audited Accounts or in the Locked Box Statement.

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5.	Change in law etc

The Vendor shall not be liable in respect of any Relevant Claim (other than a Tax Claim) to the extent that it arises or is increased as a result of any change in Law (or change in the interpretation of Law) or in any published administrative practice of any Authority occurring after the date of this Agreement (whether or not the change purports to be effective retrospectively in whole or in part).

6.	Accounting bases etc.

The Vendor shall not be liable in respect of any Relevant Claim (other than a Tax Claim) to the extent that it arises or is increased as a result of any change after Completion of the accounting reference date of the Company and/ or any Subsidiary or any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any Subsidiary from those used in preparing the Audited Accounts and/or the Locked Box Statement, save where such change is required to correct an improper policy or practice or to conform such policy or practice with Relevant Accounting Standards.

7.	Acts of Purchaser etc.

The Vendor shall not be liable in respect of a Relevant Claim (other than a Tax Claim) to the extent that the Relevant Claim is attributable (in whole or in part) to:

(A)	any voluntary act, omission or transaction carried out by or at the written request of or with the written consent of the Purchaser or any member of the Purchaser’s Group or any of their successors in title or assigns on or after Completion (save where such act, omission or transaction is in the ordinary course of business of the Group); or

(B)	anything expressly provided to be done or omitted to be done pursuant to this Agreement (or which should have been done pursuant to this Agreement but has been omitted to be done).

8.	Recovery from third parties

8.1	Recoverable Losses

To the extent that the Relevant Claim (other than a Tax Claim) relates to:

(A)	any loss which is covered by a policy of insurance in force for the benefit of the Company or any Subsidiary; or

(B)	any loss in respect of which any member of the Purchaser’s Group has any other right of recovery against, or indemnity from, any person other than the Vendor (whether under any provision of law, contract or otherwise howsoever arising),

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the Purchaser’s Group will take such actions as are reasonable to seek to recover such loss under relevant policies of insurance and/or from such other persons prior to commencing action in respect of the Relevant Claim.

8.2	Accounting to Vendor

If the Vendor pays to or for the benefit of any member of the Purchaser’s Group an amount in respect of any Relevant Claim (other than a Tax Claim) and any such member subsequently actually receives from any other person any payment in respect of the matter giving rise to the Relevant Claim (including under any policy of insurance), the Purchaser shall thereupon pay to the Vendor an amount equal to the payment received (except to any extent that the liability of the Vendor in respect of the Relevant Claim was reduced to take account of such payment when the Relevant Claim was settled and provided that any costs and/or Tax incurred by the Purchaser’s Group in recovering such amount or on such amount so recovered shall be deducted for the purposes of calculating the amount received by the Purchaser’s Group).

9.	Contingent and non-quantifiable liabilities

The Vendor shall not be liable in respect of any Relevant Claim to the extent that it relates to a liability which is contingent or not capable of being quantified unless and until the liability ceases to be contingent or becomes capable of being quantified, as the case may be. The six month period set out in paragraph 3.2 above shall not start to run until such Relevant Claim has become an actual liability or capable of being quantified.

10.	Mitigation

The Purchaser shall take and shall procure that all other relevant members of the Purchaser’s Group shall take all reasonable steps to mitigate any loss or liability which is or might become the subject of a claim under this Agreement or otherwise howsoever provided that this paragraph shall not limit or reduce the amount of any Tax Claim.

11.	No duplication of recovery

11.1	Loss otherwise compensated

The Vendor shall not be liable in respect of any Relevant Claim (other than a Tax Claim) to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or the relevant member of the Purchaser’s Group.

11.2	No double recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

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11.3	Tax claims

In the event that the Purchaser is entitled to claim under the Tax Deed or under the Tax Warranties in respect of the same subject matter, the Purchaser may claim under either or both but payments under the Tax Deed shall pro tanto satisfy and discharge any claim which is capable of being made under the Tax Warranties in respect of the same subject matter and vice versa.

12.	Paramount provisions

The provisions of this schedule shall apply notwithstanding anything else in this Agreement to the contrary.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Schedule 8: PARTICULARS OF PREMISES

Freehold Premises with the registered titles

Premises Description	Registered Proprietor	Title Number	Current Use
163 Tower Bridge Road, London SE1 3LW	On Demand Management Limited (company number 2975644)	TGL153596	Offices

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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Schedule 9: LOCKED BOX STATEMENT

PART I

PRO-FORMA LOCKED BOX STATEMENT

	April 2012 (£)	April 2012 (US$)
	(£)	(£1:US$1.6269)
Cash and cash equivalents	2,251,232	3,662,529
Accrued income	1,256,078	2,043,513
Accounts receivable, net (Note 1)	4,095,039	6,662,219
Intercompany SEAC US
Intercompany SEAC UK
Intercompany EventIs
Intercompany Japan
Inventories, net
Income taxes receivable
Prepaid expenses and other current assets:-
Content prepayments	1,075,697	1,750,052
Overhead prepayments	764,812	1,244,272
Deferred income taxes	115,096	187,249
Deferred income taxes valuation allowance
Total current assets	9,557,953	15,549,833

Property and equipment - Land cost	770,000
Property and equipment - Building/Equipment cost	10,095,836
Property and equipment - cumm depreciation	4,588,868
Deferred income taxes Long Term	-
Intangibles - Intellectual - ODG	-
Intangibles - Intellectual - Mobix	-
Intangibles - ODG Customers	-
Intangibles - Mobix Customers	-
Intangibles - Developed Tech - ODG	-
Intangibles - Developed Tech - Mobix	-
Intangibles
Accum Amort - Intellectual ODG	-
Accum Amort - Intellectual - Mobix	-
Accum Amort - ODG Customers	-
Accum Amort - Mobix Customers	-
Accum Amort - Developed Tech - ODG	-
Accum Amort - Developed Tech -Mobix	-
Accumulated Amort
Investments in affiliated companies SA subsidiary
Investments in Mobix
Investments in affiliated companies - German JV	296,940
Investments in affiliated companies - New German Shelf co
Goodwill - ODG	-
Goodwill - Mobix	3,941,149
Total assets	19,479,131
Current portion of line of credit and capital leases
Accounts payable (Note 2)	887,178	1,443,350
Cash loan from BVI (90-0000-26099-000-030)
Loans to SA company from ODM
Intercompany SEAC US	1,218,367	1,982,161
Intercompany SEAC UK
Intercompany SEAC Turkey
Intercompany SEAC France

Other accrued expenses
Content royalty accruals	3,263,765	5,309,819
Overhead accruals	725,530	1,180,364
VAT
Deferred revenue	404,010	657,283
Income taxes payable	266,280	433,211
Deferred taxes payable - ODG Local statutory	-	-
Deferred taxes payable - Mobix
Total current liabilities	6,765,129	11,006,188

Deferred Taxation- Local statutory
Deferred Taxation - ODG
Deferred Taxation - Mobix
Minority interests in subsidiaries - Germany

Convertible preferred stock

Common stock	1,600,200
Additional paid-in capital	-
Deferred equity discount	-
Treasury Stock	-
Other Comprehensive income(CTA)	2,730
Retained Earnings	11,255,640
Unearned Comp Expense - Restricted Stock	-
Restricted stock	-
Current Year Income	139,109
Total stockholders’ equity	12,714,002
Total Liabilities and stockholders’ equity	19,479,131

Working Capital Assets	7,191,625	11,700,055
Working Capital Liabilities	5,280,482	8,590,817
Target Working Capital	1,911,143	3,109,238

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Notes:

1.	A listing of aged Accounts receivables used to calculate the amount shown has been provided to the Vendor to assist with the identification of these balances (but is without prejudice to the provisions of this Agreement).
2.	A listing of aged Accounts payables used to calculate the amount shown has been provided to the Vendor to assist with the identification of these balances (but is without prejudice to the provisions of this Agreement).

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US$ (£1:US$1.6269)
Enterprise Value	$27,000,000

Estimated Locked Box Cash	3,662,529
Target Vendor Debt Balance	(1,982,161)
Working Capital delta (see calculation below)	(390,762)
Income taxes payable	(433,211)
German Partnership (capital commitment)	(264,560)
Employers’ national insurance contribution liability	(25,000)

Net Equity Value	27,566,836

Normalised working capital	3,500,000
Target Working Capital	(3,109,238)
Working Capital delta	390,762

Euro Currency Rate as of 30 April 2012	1.32280

Completion Payments
PAYMENT ON ACCOUNT	$21,848,996.83
Retention	$(1,717,839.00)
Special Retention	$(4,000,000.00)
First Vendor Debt Balance Payment	$(1,000,000.00)

Target Net Cash
Estimated Locked Box Cash	$3,662,529.00
Target Vendor Debt Balance	$(1,982,160.59)
Income taxes payable	$(433,211.01)
German Partnership (capital commitment)	$(264,560.00)
Employers’ national insurance contribution liability	$(25,000.00)
Estimated Locked Box Debt	$(2,704,931.60)
TARGET NET CASH ($)	$957,597.40

Retention
Second Vendor Debt Balance	$(982,161.00)
RETENTION FOR SPA	$1,717,839.00

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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PART II

PREPARATION OF THE LOCKED BOX STATEMENT

1.	General requirements

1.1	The provisions of this Part II and Part III of this Schedule 9 shall apply for the purposes of preparing the Locked Box Statement.

1.2	The draft Locked Box Statement shall:

(A)	be prepared in accordance with the specific accounting policies and principles set out in Part III of this Schedule 9, so that, in the case of any conflict, such policies and principles shall override the provisions of paragraphs 1.2(B) and 1.2(C);

(B)	subject to paragraph 1.2(A), be prepared in accordance with the relevant accounting policies, principles, practices and procedures adopted by the Group in the preparation of the Audited Accounts which include the policies set out in paragraphs 1(A) to 1(K) (inclusive) of Part III of this Schedule 9, so that, in the case of any conflict, such policies, principles, practices and procedures shall override the provisions of paragraph 1.2(C);

(C)	where none of the accounting policies, principles, practices or procedures referred to in paragraphs 1.2(A) and 1.2(B) deal with the matter, be prepared or determined in accordance with generally accepted accounting principles in the UK as at the Locked Box Date.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

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PART III

SPECIFIC ACCOUNTING POLICIES FOR LOCKED BOX STATEMENT

1.	The draft Locked Box Statement shall be prepared in accordance with the following specific policies:

(A)	it shall exclude any effects of the change in control or ownership of the Group contemplated by this Agreement and shall not reappraise the value of any of the assets of any Group Company as a result of such change in control or ownership;

(B)	it shall be prepared on a going concern basis and take no account of post-balance sheet events occurring after the Locked Box Date;

(C)	it shall take account of any information which becomes available at any time after the Locked Box Date up to (and including) the date on which the draft Locked Box Statement is submitted to the Vendor pursuant to clause 3.5 of this Agreement;

(D)	it shall be prepared on the basis that it relates to the Group on a consolidated basis, provided that the German Partnership shall not be treated as a Group Company for the purposes of this Schedule 9;

(E)	it shall be prepared and stated in US dollars. Balances denominated in foreign currencies shall be translated into US dollars at the relevant spot rate of exchange (the closing mid-point) for that currency set out in the Financial Times on the Locked Box Date, provided that any amounts in pounds sterling shall be translated into US dollars at the rate of £1:US$1.6269;

(F)	it shall be prepared so as to include no provision, reserve, accrual, write-off, asset, debtor, receivable or other entry in relation to current and deferred income tax;

(G)	it shall be drawn up as if the Locked Box Date was the last day of a financial year for accounting and tax purposes;

(H)	it shall include employers’ national insurance contributions in relation to employee share option or restricted stock unit programmes accrued on or before Completion;

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(I)	No netting or other provision in respect of receivables or accrued income shall be made with respect to the receivables and accrued income set out in Exhibit A attached hereto, provided that in the case of manifest error or misstatement or concealment of matters or failure to take account of information known to the Vendor or the Company or any of their respective directors or officers on or prior to the date of this Agreement adjustment may be made to the receivables and accrued in accordance with the penultimate sentence of this paragraph (I). A full reserve shall be made with respect to the receivable due to the Company from Livemobile (Pty) Limited in the amount of £4,597, meaning that such accounts receivable shall not be included in the calculation of Working Capital Assets. Receivables and accrued income shall be assessed on a customer by customer basis in a manner consistent with that completed by the Company prior to the Completion Date, including based on information about the customer’s financial situation, latest correspondence from the customer in relation to late payments, customer relationships, the value of outstanding invoices in relation to on-going services and past experience in relation to the handling of payments by the customer. For purposes of clarity, the fact that a particular accounts receivable or accrued income item is not paid subsequent to April 30, 2012 shall not be construed, in and of itself, to have required a reserve as of April 30, 2012;

(J)	Deferred revenue includes (i) amounts invoiced in advance for work to be delivered at a later date (as at 30 April 2012, £99,851), (ii) amounts already invoiced but which require final approval from the relevant customer (as at 30 April 2012, £39,621), and (iii) set-up and integration fees billed at the start of new customer agreements (as at 30 April 2012, £264,538); deferred revenue is released as services are provided and, in the case of set-up and integration fees, the fees are amortised and recognised over the initial term of the customer agreement; and

(K)	Other accrued expenses include (i) content costs which are amortised and recognised over the licence period for each piece of content (the accrued amounts are based on rates quoted in the applicable supplier agreement and other written agreements by the parties; where the final rates and costs have not yet been agreed, reasonable costs are accrued consistent with prior experience), and (ii) other cost of sales and overhead costs are accrued based on rates agreed with suppliers and services received to date.

2.	Definitions

“Locked Box Cash” means all cash and cash equivalents (including cheques, credit cards and other forms of making payments received but not yet paid) held by or on behalf of any Group Company, as properly set out in the cash book records for each Group Company as at the Locked Box Date including the amount shown in the Locked Box Statement as “Cash and cash equivalents” and agreed, deemed agreed or determined (as the case may be) pursuant to clause 3.

“Locked Box Debt” means (i) the Vendor Debt Balance; (ii) the aggregate of all bank loans (including prepayment or break fees) together with accrued bank interest and accrued debt providers’ fees; (iii) outstanding Group credit card balances (to the extent that these are not included as accounts payable for the purposes of the calculation of Working Capital Liabilities); (iv) accrued employers’ national insurance contributions in relation to employee share option or restricted stock unit programmes accrued on or before Completion; (v) outstanding capital contributions in the amount of €200,000 to the German Partnership and (vi) all unpaid corporate income tax, net of any refunds or credits with respect to periods prior to Completion, in each case owing by every Group Company as at the close of business on the Locked Box Date and as shown in the Locked Box Statement and agreed, deemed agreed or determined (as the case may be) pursuant to clause 3.

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“Locked Box Working Capital” means the excess (if any) of the Working Capital Assets over the Working Capital Liabilities and as shown in the Locked Box Statement and agreed, deemed agreed or determined (as the case may be) pursuant to clause 3.

“Working Capital Assets” means the aggregate, as at close of business on the Locked Box Date, of the assets comprised in the following line items in the Pro-forma Locked Box Statement set out in Part I of this Schedule: (a) “Accounts receivable, net”, excluding each of the £50,000 for Seachange (Corvette) revenue, foreign exchange adjustments and any intercompany balances owed by the Vendor or any member of the Vendor’s Group; (b) “Accrued income”; and (b) “Prepaid expenses and other current assets (Content prepayments and Overhead prepayments)”.

“Working Capital Liabilities” means the aggregate, as at the close of business on the Locked Box Date, of the liabilities comprised in the following line items in the Pro-forma Locked Box Statement set out in Part I of this Schedule: (a) “Accounts payable” excluding any intercompany balances owed to the Vendor or any other member of the Vendor’s Group; (b) “Other accrued expenses (Content royalty accruals, Overhead accruals and VAT)” (excluding any reconciliation adjustment for the purposes of US GAAP); and (c) “Deferred revenue”.

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Signature page

Signed by
for and on behalf of SEACHANGE
INTERNATIONAL, INC.

Signed by
for and on behalf of
AVAIL MEDIA, INC.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.